Exhibit 10.3

DATED 3 September 2026

BUUU GROUP LIMITED

(as the Buyer)

DEEDTECH INC.

(as the Seller)

and

MR. WANG BIN

(as the Founder)

SHARE PURCHASE AGREEMENT

relating to the acquisition of

BRIGHTRAY SCIENCE INC.

Strictly Confidential

Page i

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on 3 September 2026

AMONG:

(1) BUUU GROUP LIMITED, a company incorporated in the British Virgin Islands whose Class A ordinary shares are listed on the Nasdaq Stock Market (ticker: BUUU), with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI (the “Buyer”);

(2) DEEDTECH INC., an exempted company incorporated in the Cayman Islands (“CAY-3”), being (upon completion of the Restructuring) the legal and beneficial owner of the entire issued share capital of the Company (the “Seller”); and

(3) MR. WANG BIN, holder of passport no. [*], of [*] (the “Founder”), who joins this Agreement as a party for the purposes of, and to the extent of his obligations and liabilities under, Clauses 8.3, 8.6 to 8.8, Article 11 (to the extent expressed to apply to him), Clause 13.4, Article 15 (in respect of the joint and several liabilities specified therein), Article 16 and Article 17,

(each a “Party” and together the “Parties”).

RECITALS:

(A) BrightRay Science Inc. (“CAY-2”) is an exempted company incorporated in the Cayman Islands with company number 403860, whose registered office is at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Company”). The Company, together with its subsidiaries, is referred to as the “Target Group”. The corporate structure of the Seller and the Target Group, after giving effect to the Restructuring, is set out in Schedule 1.

(B) The Seller has agreed to sell, and the Buyer has agreed to purchase, the entire issued share capital of the Company in two parts — the Initial Sale Shares (sixty per cent (60%)) purchased at Closing, and the Option Shares (the remaining forty per cent (40%)) subject to the Call Option granted to the Buyer under Clause 2.4 — on the terms and subject to the conditions of this Agreement.

(C) The consideration for the Sale Shares is payable entirely in Class A Shares of the Buyer at a fixed issue price of US$20.00 per share, and is determined and adjusted by reference to the cumulative audited net profit of the Target Group over the Performance Period, up to a maximum aggregate consideration of US$800,000,000 (inclusive of the consideration for the Option Shares), on the terms set out in this Agreement. The initial consideration shall be US$40,000,000, payable as Closing Issuance Shares, valued at a fixed price of US$20.00 per share. The deferred portion of the consideration will be evidenced at Closing by a non-negotiable promissory note issued by the Buyer to the Seller (the P-Note), settled solely in Class A Shares in accordance with this Agreement. The consideration is delivered in stages and not in a single issuance: Closing Issuance Shares at Closing, with the balance issuable only as earnout installments following each Fiscal Year’s audited results, released progressively in proportion to the cash actually collected from customers in respect of the Revenue of the relevant period, subject to the caps and the beneficial-ownership blocker provided herein. Each share issuance shall be subject to a beneficial ownership limitation of 19.99% of BUUU’s total outstanding shares (“Beneficial Ownership Limitation”). The consideration under this Agreement is for the Initial Sale Shares (sixty per cent (60%)) only — the consideration for the Option Shares corresponds to forty per cent (40%) of the same performance-determined valuation, with its form of settlement and detailed terms to be set out in a separate definitive agreement upon exercise of the Call Option — and every issuance of Class A Shares under this Agreement is subject to the Beneficial Ownership Limitation at all times.

IT IS AGREED as follows:

ARTICLE 1 — DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires:

“Affiliates” means with respect to a Person, (i) in the case of a natural person, such Person’s spouse and lineal descendants (whether natural or adopted), brother, sister, parent, or any trust formed and maintained solely for the benefit of such Person or such Person’s spouse, lineal descendants, brother, sister and/or parent, or trust, or any entity or company Controlled by any of the aforesaid Person, (ii) in the case of any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Aggregate Consideration” means the aggregate purchase price for the Sale Shares, expressed as a US dollar amount and determined in accordance with Clause 3.2, subject to the Maximum Consideration;

“Aggregate Guarantee” means cumulative Net Profit of the Target Group for the Performance Period of not less than US$150,000,000;

“Annual Settlement Date” means, in respect of each of FY2027 and FY2028, the date falling on the later of (a) 30 September immediately following the end of such Fiscal Year and (b) ten (10) Business Days after the Performance Certificate for such Fiscal Year becomes final and binding in accordance with Clause 5.5;

“Base Consideration” means US$400,000,000;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in Hong Kong, Singapore, the British Virgin Islands, the Cayman Islands and New York;

“Class A Shares” means the Class A ordinary shares in the capital of the Buyer, carrying one (1) vote per share;

“Class B Shares” means the Class B ordinary shares in the capital of the Buyer, carrying twenty (20) votes per share;

“Closing” means completion of the sale and purchase of the Sale Shares in accordance with Article 7;

“Closing Date” means the date on which the Closing takes place;

“Closing Issuance” means the delivery to the Seller at Closing of US$40,000,000, settled by the Closing Issuance Shares at the Fixed Issue Price;

“Closing Issuance Shares” means the 2,000,000 Class A Shares issued to the Seller pursuant to the Closing Issuance;

“Collection Ratio”, “Collection Measurement Date”, “Eligible Earnout Shares”, “Earnout Issuance”, “Earnout Shares” and “Revenue” have the meanings given in Clauses 4.2 and 4.2A;

“Consideration Shares” means the Class A Shares issued or to be issued to the Seller pursuant to this Agreement, including the Closing Issuance;

“Control” of a given Person means the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies (with respect to operational or financial control or otherwise) of such Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Core IP” means the core intellectual property and trade marks used in or necessary for the operation of the business of the Target Group — including the Core Trade Marks, patents, software copyrights, domain names and pending applications — as listed in Schedule 5 (such list to be prepared and delivered by the Seller, and confirmed by the Buyer, in accordance with Clause 8.6A);

“Core Trade Marks” means the registered trade marks and trade mark applications comprised in the Core IP;

“Cumulative Counted Net Profit” or “CCNP” has the meaning given in Clause 3.4;

“Deferred Consideration” means the Buyer’s obligation under this Agreement to issue Consideration Shares after Closing in accordance with Articles 3, 4 and 5 (the base portion of which is US$200,000,000 — up to 10,000,000 Class A Shares at the Fixed Issue Price, issuable only in annual earnout instalments over the Performance Period — plus any additional amount arising under the Maximum Consideration, subject always to the Share Cap), which obligation is evidenced by the P-Note and constitutes an unsecured contractual obligation of the Buyer, settled solely in Class A Shares;

“Deferred Sale Shares” or the “Option Shares” means the Sale Shares representing forty per cent (40%) of the entire issued share capital of the Company, over which the Buyer holds the Call Option under Clause 2.4;

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer on the date of this Agreement, as updated at Closing in accordance with this Agreement (Schedule 6);

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, or other encumbrance or security interest of any kind;

“Final Settlement Date” means the date falling on the later of (a) 30 September 2029 and (b) ten (10) Business Days after the Performance Certificate for FY2029 (including the final computation of Cumulative Counted Net Profit) becomes final and binding in accordance with Clause 5.5;

“Fiscal Year” or “FY” means a financial year of the Target Group of twelve months ending on 30 June; “FY2027” means the Fiscal Year ending 30 June 2027, and “FY2028” and “FY2029” shall be construed accordingly;

“Fixed Issue Price” means US$20.00 per Class A Share, which shall not be subject to adjustment by reference to the market price of the Class A Shares;

“Governmental Authority” means any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any public international organization or the governing body of any self-regulatory organization, stock exchange, securities commission or other securities regulators.

“Initial Sale Shares” means the Sale Shares representing sixty per cent (60%) of the entire issued share capital of the Company, to be sold and transferred to the Buyer at Closing;

“IP Consolidation” has the meaning given in Clause 8.6;

“IP Licence” has the meaning given in Clause 8.6(b);

“Key Persons” means the Founder and the other persons (if any) listed in Schedule 3;

“Leakage” has the meaning given in Clause 8.4;

“Liquidity Event” means any of: (a) any merger, amalgamation, consolidation, scheme of arrangement, reorganisation, tender offer or other transaction or series of related transactions as a result of which any person (alone or together with persons acting in concert with it) acquires control of the Buyer or of a majority of its voting power, or as a result of which the holders of the voting securities of the Buyer immediately prior thereto cease to hold a majority of the voting power of the surviving, resulting or acquiring entity; (b) any sale, transfer, lease or other disposal, in one transaction or a series of related transactions, of all or substantially all of the assets or undertaking of the Buyer or of the Target Group; (c) any voluntary or involuntary delisting, take-private or going-private transaction, or deregistration, in respect of the Class A Shares; or (d) any liquidation, winding-up or dissolution of the Buyer;

“Lock-Up Period” means (a) in respect of the Closing Issuance, the period from Closing until 31 October 2027, as extended (if applicable) pursuant to Clause 12.3A; and (b) in respect of each other tranche of Consideration Shares, the period of twelve (12) months from the date of issuance of such tranche;

“Long Stop Date” means 31 December 2026, or such later date as the Parties may agree in writing;

“Major Customer Contract” means the contract(s) between the Target Group and its major customer in respect of the AI data center project in Malaysia, as identified in the Disclosure Schedule;

“Material Adverse Change” means any event, change or circumstance which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or prospects of the Target Group taken as a whole, subject to customary carve-outs to be agreed;

“Maximum Consideration” means US$800,000,000, being the maximum Aggregate Consideration, corresponding to Cumulative Counted Net Profit of US$300,000,000 (two times the Aggregate Guarantee);

“Net Profit” has the meaning given in Clause 5.2;

“Ownership Blocker” means the restriction in Clause 4.9; and “Seller Side” means, aggregated as one position, the Seller, the Founder, their respective Affiliates and any person acting in concert with any of them (including any person with whom any of them constitutes a “group” under Section 13(d) of the U.S. Securities Exchange Act of 1934), but excluding any transferee of Consideration Shares which is not so acting in concert;

“P-Note” means the non-negotiable, non-interest-bearing promissory note issued by the Buyer to the Seller at Closing pursuant to Clause 4.5, substantially in the form set out in Schedule 8, with an initial face amount of US$200,000,000 (being the Base Consideration multiplied by the Transferred Percentage, less the Closing Issuance), evidencing the Deferred Consideration and settled solely in Class A Shares;

“Performance Certificate” has the meaning given in Clause 5.4;

“Performance Period” means the period comprising FY2027, FY2028 and FY2029 (being 1 July 2026 to 30 June 2029);

“Person” shall be construed as broadly as possible and shall include any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, joint venture, trust, estate, unincorporated organization, institution, public benefit corporation, entity or other enterprise or entity of any kind or nature, including Governmental Authorities.

“Queued Entitlement” has the meaning given in Clause 4.9;

“Related Party Transaction” means any transaction, arrangement, agreement, dealing or course of conduct (whether or not for consideration and whether or not legally binding) between any Target Group company on the one hand and, on the other hand, the Seller, the Founder, any Key Person, any Relevant Affiliate, any shareholder, director or officer of any of them, any of their respective connected persons or affiliates, or any entity controlled by, controlling or under common control with any of them; and, with effect from Closing, includes any such transaction with the Buyer or any of its Affiliates (other than a Target Group company);

“Relevant Affiliates” means the affiliated companies of the Seller and/or the Founder in whose names any Core IP is currently registered or held;

“Restricted Territory” means the jurisdictions listed in Schedule 7;

“Restructuring” means the pre-Closing restructuring steps set out in Schedule 2;

“Sale Shares” means the entire issued share capital of the Company, comprising the Initial Sale Shares and the Deferred Sale Shares;

“Share Cap” means the maximum aggregate number of Class A Shares issuable under this Agreement (inclusive of the Closing Issuance), being the number of Class A Shares corresponding, at the Fixed Issue Price, to the Maximum Consideration multiplied by the Transferred Percentage;

“Shanghai Deheng Shareholders’ Agreement” means the Shanghai Deheng Shareholders’ Agreement dated 12 March 2021 disclosed in the Disclosure Schedule (Schedule 6), containing non-competition and other restrictive provisions binding on certain members of management;

“Subsequent Transfer” and “Option Completion” each mean a completion of the sale and transfer of Option Shares following an exercise of the Call Option pursuant to Clause 2.4; and “Call Option” and “Option Period” have the meanings given in Clause 2.4;

“Target Auditor” means the independent U.S. GAAP auditor (a PCAOB-registered accounting firm) appointed by the Buyer (any internationally recognized PCAOB-registered firm), which shall be responsible for all audit matters of the Target Group under this Agreement, including the audit of the consolidated financial statements of the Target Group for each Fiscal Year of the Performance Period (and, where applicable, for purposes of the Buyer’s SEC reporting);

“Tax” means all forms of taxation, duties, levies and imposts of any jurisdiction (including profits tax, corporate income tax, withholding tax, value-added tax, stamp duty and transfer taxes, and social insurance and housing fund contributions), together with all surcharges, penalties and interest;

“Transferred Percentage” means sixty per cent (60%), being the percentage of the entire issued share capital of the Company transferred to the Buyer at Closing; for the avoidance of doubt, for the purposes of the consideration provisions of this Agreement the Transferred Percentage does not increase upon any Option Completion, the consideration for the Option Shares being dealt with exclusively under Clause 2.4;

“Warranties” means the representations and warranties set out in Article 13 (in respect of the Seller and, where stated, the Founder) and Article 14 (in respect of the Buyer).

1.2 In this Agreement: (a) references to Clauses, Articles and Schedules are to clauses and articles of, and schedules to, this Agreement; (b) headings are for convenience only; (c) “including” means “including without limitation”; (d) references to “US$” are to United States dollars; (e) a document is “in the agreed form” if in the form agreed and initialled by the Parties; and (f) the value of any number of Class A Shares shall be determined at the Fixed Issue Price, and any amount of consideration shall be convertible into Class A Shares by dividing such amount by the Fixed Issue Price, rounded down to the nearest whole share.

ARTICLE 2 — SALE AND PURCHASE

2.1 On the terms and subject to the conditions of this Agreement, the Seller shall sell, and the Buyer shall purchase, the Initial Sale Shares at Closing, and, if and to the extent the Call Option is exercised, the Option Shares pursuant to Clause 2.4, in each case free from all Encumbrances and together with all rights attaching to them at Closing (including the right to all dividends and distributions declared or paid after Closing). The Seller covenants with the Buyer that, as at the Closing Date (and, in respect of each Option Completion, as at its completion date): (a) it has the full right, power and authority to sell and transfer the legal and beneficial ownership of the Sale Shares to the Buyer on the terms of this Agreement; (b) the Sale Shares are, and at Closing will be, free from all Encumbrances; and (c) it shall, at its own cost, do and execute all such further acts and documents as the Buyer may reasonably require to vest full legal and beneficial title to the Sale Shares in the Buyer.

2.2 The Seller waives, and shall procure the waiver of, all rights of pre-emption or similar rights in respect of the transfer of the Sale Shares.

2.3 The Buyer shall acquire the Initial Sale Shares in a single completion at Closing, and, upon any exercise of the Call Option, the relevant Option Shares in accordance with Clause 2.4. Neither Party is obliged to complete Closing unless the sale and purchase of all (and not some only) of the Initial Sale Shares is completed simultaneously.

2.4 Call Option over the Option Shares; right of first refusal. The Seller irrevocably grants to the Buyer an option (the “Call Option”) to purchase all or any of the Option Shares, free from all Encumbrances and together with all rights attaching to them, exercisable by the Buyer (or a wholly-owned subsidiary designated by it the identity of which shall be subject to acceptance by the Seller) by written notice on one or more occasions during the period of three (3) years from the Closing Date (the “Option Period”). The consideration for the Option Shares shall correspond to forty per cent (40%) of the Aggregate Consideration as determined under Articles 3 and 5 (being a base amount of US$160,000,000 and a maximum of US$320,000,000, subject to the same adjustments and determinations), but the form, manner and timing of its settlement are not fixed by this Agreement (and need not be in Class A Shares); each exercise is subject to the negotiation in good faith and execution of separate definitive share purchase agreements recording such settlement terms; if that definitive agreement has not been executed within 60 days after the exercise notice, the sale and purchase of the relevant Option Shares shall nonetheless complete at that consideration on the terms of this Agreement applied mutatis mutandis. Upon completion of each exercise (an “Option Completion”), Clauses 2.1 and 2.2, and the delivery obligations in Clause 7.2(a) to (c), apply mutatis mutandis, and the Warranties in Clauses 13.2(a) and (b) are repeated in respect of the Option Shares transferred. Right of first refusal: if the Seller receives a bona fide arm’s-length offer from a third party which it wishes to accept, the Seller shall first offer the relevant Option Shares to the Buyer by written notice setting out the identity of the offeror, the price and all material terms, and the Buyer may within 30 Business Days elect to purchase at that price and on those terms (or instead exercise the Call Option); only if and to the extent that the Buyer makes no such election within the aforesaid period or expresses that it chooses not to exercise the Call Option may the Seller complete the transfer to that offeror, within 90 days thereafter, at no lower price and on terms no more favourable to the offeror, and only if the offeror first agrees in writing to be bound by this Clause 2.4 where applicable (the transferred Option Shares remaining subject to the Call Option) and certifies in writing that it is not acting in concert with the Seller Side. During the Option Period and pending each Option Completion, both the Seller and the Buyer shall procure that the Company does not issue any shares or securities to any person, and that no Target Group company declares, makes or pays any dividend or other distribution (in cash or in kind) except as otherwise agreed in writing by and between the Seller and the Buyer; and the Seller shall not charge or otherwise Encumber any Option Shares, shall exercise all voting and other rights attaching to the Option Shares so as to give effect to (and not so as to frustrate) this Agreement, and shall, upon request, grant the Buyer an irrevocable proxy to vote the Option Shares on any matter necessary to implement this Agreement. If the Call Option is exercised in part only, it remains exercisable over the balance for the rest of the Option Period; if and to the extent not exercised, the Seller retains the relevant Option Shares subject to this Clause. The Call Option and this Clause 2.4 bind the Seller’s successors and any transferee of any interest in the Seller, and any purported transfer or Encumbrance not complying with this Clause 2.4 is void.

ARTICLE 3 — CONSIDERATION

3.1 Form of consideration; Base Consideration. Except in the case of Deferred Sale Shares, otherwise agreed in writing among the Parties, (a) the consideration for the Sale Shares is a US dollar amount (the Aggregate Consideration), satisfied solely by the issuance to the Seller of Class A Shares at the Fixed Issue Price, and (b) no cash consideration shall be payable, and no interest shall accrue on any part of the consideration. The Base Consideration is US$400,000,000 in exchange for 100% issued share capital of the Company. The Aggregate Consideration shall correspond to achievement of the Aggregate Guarantee, subject to adjustment in accordance with this Article 3 and in all cases to the Maximum Consideration. The Aggregate Consideration is the consideration for the entire issued share capital of the Company; at any time, the portion of the Aggregate Consideration due for settlement shall not exceed the Aggregate Consideration entitlement multiplied by the Transferred Percentage at that time (the “Attributable Consideration”), no further amount being payable under this Agreement in respect of the Option Shares which shall be subject to the separate definitive share purchase agreements contemplated by Clause 2.4. For the Initial Sale Shares this corresponds to a base amount of US$240,000,000 and a maximum of US$480,000,000 (sixty per cent (60%) of the Base Consideration and of the Maximum Consideration respectively). The consideration for the Option Shares corresponds to forty per cent (40%) of the Aggregate Consideration as determined under Articles 3 and 5 (a base amount of US$160,000,000 and a maximum of US$320,000,000), payable in a form and manner not fixed by this Agreement and to be set out in the separate definitive agreements contemplated by Clause 2.4.

3.2 Consideration adjustment formula. The Aggregate Consideration shall be determined by reference to Cumulative Counted Net Profit (“CCNP”) as finally determined pursuant to Article 5, as follows:

(a)	if CCNP is positive: the Aggregate Consideration = the Base Consideration × (CCNP ÷ US$150,000,000);

(b)	in each case subject to the Maximum Consideration of US$800,000,000, corresponding to CCNP of US$300,000,000; and

(c)	if CCNP is zero or negative, the Aggregate Consideration shall be zero, subject to Clauses 3.2A (net asset floor), 4.1 (Closing Issuance) and 4.4 (true-up and surrender).

3.2A Net asset floor. Notwithstanding Clause 3.2, but subject always to the Maximum Consideration, the Share Cap and Clause 3.3:

(a)	the Aggregate Consideration entitlement determined as at the end of each Fiscal Year (and upon the final determination under Clause 4.3) shall not be less than the audited consolidated net assets of the Target Group as at such Fiscal Year end (the “NAV Floor”), being the total equity attributable to shareholders of the parent as shown in the Target Group’s consolidated financial statements audited in accordance with US GAAP;

(b)	in determining the NAV Floor there shall be excluded (i) any capital contribution or injection made, and (ii) any shareholder loan advanced or capitalised, in each case by or on behalf of the Buyer or its Affiliates after Closing;

(c)	the NAV Floor shall apply at each annual statement and settlement under Clauses 4.2 and 4.3 and at the final settlement and true-up under Clauses 4.3 and 4.4, provided that the NAV Floor shall in no event exceed the Base Consideration; and

(d)	the NAV Floor shall not limit or affect any right or remedy of the Buyer in respect of any Clawback Event under Clause 9.1(a) (fraud or wilful misrepresentation) or any claim under Article 15 in respect of fraud.

3.3 Settlement in shares; Share Cap; rounding. The Aggregate Consideration (and each portion thereof falling due for settlement) shall be settled by the issuance of the number of Class A Shares equal to the relevant US dollar amount divided by the Fixed Issue Price, rounded down to the nearest whole Class A Share; no fractional shares shall be issued and no payment shall be made in lieu of fractions. Notwithstanding any other provision, the aggregate number of Class A Shares issuable under this Agreement shall in no event exceed: (i) in respect of the Base Consideration tier, the number of Class A Shares corresponding, at the Fixed Issue Price, to the Base Consideration multiplied by the Transferred Percentage — being 12,000,000 Class A Shares (US$400,000,000 × 60% ÷ US$20.00), comprising the 2,000,000 Closing Issuance shares and up to 10,000,000 Earnout Shares (as defined in Clause 4.2A) issuable only in instalments, as and when both earned by reference to Net Profit and collected in proportion to customer receipts in accordance with Clauses 4.2 and 4.2A; and (ii) in aggregate, the Share Cap — in each case inclusive of the Closing Issuance, provided that any additional Class A Shares issuable pursuant to Clause 4.5A(c) shall be in addition to, and shall not count towards, the Share Cap or the Base Consideration tier limit. Where the value of Consideration Shares falls to be determined for any purpose of this Agreement, it shall be determined at the Fixed Issue Price.

3.4 Cumulative Counted Net Profit. “Cumulative Counted Net Profit” as at the end of any Fiscal Year means the sum of the Net Profit (whether positive or negative, negative amounts being deducted in full) for each Fiscal Year of the Performance Period ended on or before such date, provided that such sum shall not exceed US$300,000,000 in aggregate across the entire Performance Period (being the Aggregate Guarantee × 2). The foregoing maximum applies to the cumulative sum and not to the Net Profit of any individual Fiscal Year. Any excess of the cumulative sum above such maximum shall be disregarded for the purpose of calculating the Aggregate Consideration at the end of the Performance Period and shall not be counted or carried forward after the end of the Performance Period.

3.5 No other consideration. The Seller shall not be entitled to any consideration other than the Consideration Shares determined under this Agreement.

3.6 Equitable Adjustment. If, between the date of this Agreement and the Final Settlement Date, the Buyer effects any subdivision, consolidation, stock split, reverse stock split, stock dividend, bonus issue, reclassification, recapitalisation, or other similar change to its outstanding Class A Shares (each, an “Adjustment Event”), then, notwithstanding the definition of “Fixed Issue Price” in Clause 1.1, the Fixed Issue Price, the Share Cap, the number of Consideration Shares (issued and to be issued), the Closing Issuance Shares, the face amount of the P-Note and the number of Class A Shares deliverable thereunder, and each numerical share threshold and cap in this Agreement (including in Articles 3, 4, 5, 9, 11 and 12 and in the Schedules) shall be adjusted proportionately so as to preserve, to the extent reasonably practicable, the economic entitlements and obligations of the Parties as if the Adjustment Event had not occurred. Any such adjustment shall take effect automatically upon the Adjustment Event becoming effective, without endorsement of, or any amendment to, the P-Note, and the Buyer shall within five (5) Business Days deliver to the Seller a certificate setting out the adjusted Fixed Issue Price, Share Cap, P-Note face amount and share numbers in reasonable detail. For the avoidance of doubt, the aggregate US dollar amounts of the Base Consideration, the Aggregate Guarantee and the Maximum Consideration shall not be adjusted by reason of an Adjustment Event. Any dispute over the adjustment shall be determined by the Target Auditor in accordance with Clause 5.5.

ARTICLE 4 — CLOSING ISSUANCE, ANNUAL EARNOUT ISSUANCES AND FINAL TRUE-UP

4.1 Closing Issuance. At Closing, the Buyer shall deliver the Closing Issuance (US$40,000,000, settled in 2,000,000 Class A Shares). The Closing Issuance shall be included in the Aggregate Consideration and shall be credited towards, and form part of, the aggregate Consideration Shares (such shares, the “Closing Issuance Shares”). Notwithstanding any other provision of this Agreement, the Closing Issuance Shares shall not be subject to surrender or cancellation, save upon a Clawback Event under Clause 9.1(a) (fraud or wilful misrepresentation), in respect of which Article 9 applies in full; in lieu thereof, the release of the Closing Issuance Shares from transfer restrictions is subject to the performance-based release condition in Clause 12.3A.

4.2 Annual earnout eligibility. On each Annual Settlement Date there shall be determined (but not thereby issued, subject to Clause 4.8, to Clause 4.9 (Ownership Blocker) and to the Share Cap and Base Consideration tier limit in Clause 3.3) the number of Class A Shares that has become eligible for issuance in respect of the most recently completed Fiscal Year (the “Eligible Earnout Shares” for that Fiscal Year), being a number equal to:

(a)	the number of Class A Shares corresponding, at the Fixed Issue Price, to the Attributable Consideration — being the Aggregate Consideration computed under Clause 3.2 by reference to Cumulative Counted Net Profit as at the end of the most recently completed Fiscal Year, multiplied by the Transferred Percentage as at the relevant Annual Settlement Date; minus

(b)	the aggregate of (i) the Closing Issuance and (ii) all Eligible Earnout Shares previously determined under this Clause 4.2 (whether or not yet issued under Clause 4.2A).

For the purposes of this Clause 4.2, the rounding-down convention in Clause 3.3 shall be applied to the amount in sub-paragraph (a) before the deduction in sub-paragraph (b) is made. If the resulting number is zero or negative, the Eligible Earnout Shares for that Fiscal Year shall be zero and no shares shall be issued in respect of that determination, and no shares shall be surrendered before the Final Settlement Date except pursuant to Article 9.

4.2A Collection-based issuance of Earnout Shares. The Eligible Earnout Shares for a Fiscal Year shall not be issued in a single issuance: they shall be issued in instalments, in proportion to the cash actually collected in respect of the Revenue of that Fiscal Year, as follows: (a) for each Fiscal Year, the “Collection Ratio” as at any date means A ÷ B (capped at one (1)), where “A” is the aggregate amount of cash actually received by the Target Group on or before that date from the relevant customers in payment of Revenue recognised in that Fiscal Year (without any direct or indirect funding, financing or round-tripping by or on behalf of any Target Group company, the Seller, the Founder or any of their respective Affiliates), and “B” is the total consolidated revenue of the Target Group recognised in that Fiscal Year (“Revenue”), in each case determined in accordance with U.S. GAAP consistently applied; (b) on the Annual Settlement Date for each Fiscal Year, the Buyer shall issue to the Seller (each issuance under this Clause 4.2A, an “Earnout Issuance”, and the Class A Shares so issued, “Earnout Shares”) a number of Class A Shares equal to the Eligible Earnout Shares for that Fiscal Year multiplied by the Collection Ratio for that Fiscal Year as at the Fiscal Year end, as stated in the Performance Certificate; (c) thereafter, within ten (10) Business Days after each 30 June and 31 December (each a “Collection Measurement Date”), the Buyer shall issue the further number of Class A Shares (if any) equal to the Eligible Earnout Shares for each prior Fiscal Year multiplied by the updated Collection Ratio for that Fiscal Year as at that Collection Measurement Date, minus the Earnout Shares previously issued in respect of that Fiscal Year, until the Collection Ratio for that Fiscal Year reaches one (1); (d) the Seller and the Founder shall deliver, within 20 Business Days after each Fiscal Year end and each Collection Measurement Date, a certificate setting out the Revenue, the collections and the resulting Collection Ratio for each open Fiscal Year, verified by the Target Auditor by way of agreed-upon procedures, and Clause 5.5 applies to any dispute; (e) payments received from a customer shall be attributed to the invoice designated by that customer or, absent designation, to that customer’s oldest outstanding invoice; and (f) no delay in issuance resulting from the operation of this Clause 4.2A shall constitute a failure to issue Consideration Shares when due for the purposes of Clause 4.5A(c) or Clause 4.5B(a), and no uplift, interest or compensation shall accrue in respect of it. For the avoidance of doubt, eligibility (determined by reference to Net Profit) and issuance (paced by collections) are cumulative conditions, and every issuance under this Clause 4.2A remains subject to Clause 4.9 (Ownership Blocker). For the purpose of foregoing, “cash actually received” shall also include any amount received by way of set-off, credit, payment by or on behalf of the relevant customer, proceeds of any bona fide sale or factoring of the relevant receivable, or any other form of satisfaction or discharge of the relevant payment obligation, in each case to the extent of the value actually realised by the Target Group.

4.2B Buyer’s Obligation in terms of Collection. The Buyer shall, and shall procure that each Target Group company shall, use commercially reasonable efforts consistent with past practice to collect all accounts receivable relating to Revenue recognised during the Performance Period. The Buyer shall cooperate with the Seller and the Target Group and shall use commercially reasonable means to assist their collection efforts, and shall not take or omit to take any action with the purpose of avoiding, reducing or delaying any Earnout Issuance. Any amount that would have been collected but for any breach by the Buyer of its obligations under this Clause 4.2B, or that is waived, compromised, set off, assigned, transferred or otherwise dealt with by or at the direction of the Buyer other than in the ordinary course of business and consistent with past practice, shall be deemed to have been collected in cash for the purposes of calculating the relevant Collection Ratio.

4.3 Final statistics and settlement. Following the audit for FY2029 and before any issuance on the Final Settlement Date, the Parties shall procure the final computation of Cumulative Counted Net Profit for the entire Performance Period and the final Aggregate Consideration under Clause 3.2. Subject to Clause 4.8, on the Final Settlement Date there shall be determined the number of Class A Shares corresponding, at the Fixed Issue Price, to the final Attributable Consideration (the final Aggregate Consideration multiplied by the Transferred Percentage), minus the aggregate of the Closing Issuance and all Eligible Earnout Shares previously determined; the resulting number shall constitute additional Eligible Earnout Shares, attributed to the Fiscal Years to which the underlying Revenue relates, and shall be issued in accordance with Clause 4.2A (whose collection-based instalments continue after the Final Settlement Date), subject to any set-off pursuant to Article 10.

4.4 True-up and surrender. If the aggregate number of Consideration Shares previously issued (including the Closing Issuance) exceeds the number of Class A Shares corresponding, at the Fixed Issue Price, to the final Attributable Consideration determined under Clause 4.3, the Seller shall, within ten (10) Business Days of the final determination, surrender to the Buyer for cancellation, for nil consideration, such number of Class A Shares as equals the excess — excluding, save upon a Clawback Event under Clause 9.1(a), the Closing Issuance Shares, which shall not be surrendered and shall instead remain subject to the release condition in Clause 12.3A — and shall execute all documents and take all steps necessary to effect such surrender and cancellation. Pending surrender, the Seller shall not transfer, vote or exercise any rights in respect of the excess shares. If the Seller holds insufficient unrestricted Consideration Shares (other than the Closing Issuance Shares, with the exception under Clause 9.1(a)) to satisfy the surrender required by this Clause 4.4, the remaining shortfall shall not be extinguished: the Seller shall not be required to satisfy it in cash or by surrender of the Closing Issuance Shares (no matter whether the Closing Issuance Shares are subject to Lock-Up Periods or transfer restrictions) or by delivery of any Class A Shares acquired otherwise than pursuant to this Agreement, but shall surrender the balance of the required number of Class A Shares promptly upon, and from time to time as, Consideration Shares issued to the Seller pursuant to this Agreement (other than the Closing Issuance Shares, with the exception under Clause 9.1(a)) cease to be restricted or otherwise become available for surrender, until the surrender is satisfied in full. The obligation in this Clause 4.4 is an obligation to deliver shares and not to pay money, and the Buyer shall be entitled to specific performance of it. The surrender mechanism in this Clause 4.4 shall be the Buyer’s sole and exclusive remedy in respect of any overpayment resulting solely from the final determination of the Aggregate Consideration under Article 3, without prejudice to the Buyer’s rights in respect of fraud under Article 9 or any independently established claim under Article 15.

4.5 The P-Note. At Closing, the Buyer shall issue and deliver to the Seller the P-Note, with an initial face amount of US$200,000,000 (being the Base Consideration multiplied by the Transferred Percentage, less the Closing Issuance), as evidence of all or a portion of the Deferred Consideration. The P-Note:

(a)	shall adjust automatically, without endorsement or further action, so that its face amount at all times equals the Attributable Consideration most recently determined under Article 3 (the Aggregate Consideration entitlement multiplied by the Transferred Percentage) less all consideration previously settled, subject to a maximum of aggregate settlements thereunder of the Maximum Consideration multiplied by the Transferred Percentage less the Closing Issuance and provided that the face amount shall be in no event below zero; each settlement under Clause 4.2 or 4.3 reduces (and each upward redetermination increases) its face amount accordingly; and shall be adjusted, together with the Fixed Issue Price and the number of Class A Shares deliverable thereunder, upon any Adjustment Event in accordance with Clause 3.6;

(b)	is unsecured and non-interest-bearing; is not a negotiable instrument; is subject to maturity and acceleration in accordance with Clauses 4.5A to 4.5C; and creates no obligation to pay cash in any circumstances, the Deferred Consideration being settled solely in Class A Shares at the Fixed Issue Price (including on maturity or upon any acceleration);

(c)	is not assignable or transferable by the Seller (any purported assignment or transfer being void); and

(d)	does not confer on the Seller any rights as a shareholder of the Buyer (including any voting, dividend, distribution, information or pre-emptive rights) in respect of any Class A Shares unless and until such shares are actually issued.

Nothing in this Agreement shall be construed as granting the Seller any security convertible into, or exercisable or exchangeable for, Class B Shares or any security carrying more than one vote per share. The P-Note is subject in all respects to this Agreement, which prevails in the event of any conflict; upon completion of the final settlement (and any surrender under Clause 4.4), the P-Note shall be cancelled and returned to the Buyer.

4.5A P-Note maturity; settlement deadline. Notwithstanding any other provision of this Agreement:

(a)	the Buyer shall issue, and procure the registration in the name of the Seller of, all Consideration Shares falling due for settlement on each Annual Settlement Date and on the Final Settlement Date within ten (10) Business Days after the relevant settlement date, and the Consideration Shares so issued shall carry all rights and economic benefits (including dividends and other distributions) with effect from the relevant settlement date;

(b)	the P-Note shall mature, and all Deferred Consideration then outstanding shall be settled in full, on the earlier of (i) the Final Settlement Date and (ii) 31 December 2029 (the “P-Note Maturity Date”), save only to the extent that settlement of a specific amount is suspended by reason of a bona fide dispute notified under Clause 5.5, an unsatisfied condition under Clause 4.8, the Ownership Blocker (Clause 4.9) or the collection-based issuance mechanics in Clause 4.2A, in which case (x) an amount suspended by reason of such a dispute or unsatisfied condition shall be settled within ten (10) Business Days after resolution of the dispute or satisfaction of the condition and, in any event, no later than the date falling six (6) months after the P-Note Maturity Date, and all Consideration Shares issued in settlement of such amount shall carry all rights and economic benefits with effect from the earlier of the Final Settlement Date and the P-Note Maturity Date, and (y) an amount suspended by reason of the Ownership Blocker shall remain outstanding under the P-Note and shall be settled as and when issuance is permitted or required under Clause 4.9, notwithstanding the P-Note Maturity Date, and the Class A Shares so issued shall carry rights and economic benefits only from their date of issue; and (z) an amount whose issuance is deferred by reason of the collection-based issuance mechanics in Clause 4.2A shall remain outstanding under the P-Note and shall be settled in accordance with Clause 4.2A as and when the relevant cash is actually collected, notwithstanding the Final Settlement Date or the P-Note Maturity Date, until the Collection Ratio for the relevant Fiscal Year reaches one (1). For the avoidance of doubt, cash collected after the end of the Performance Period, the Final Settlement Date or the P-Note Maturity Date shall be attributed to the Fiscal Year in which the relevant Revenue was recognised and shall be taken into account in determining the updated Collection Ratio for that Fiscal Year.

(c)	if any Consideration Shares required to be issued under this Agreement have not been issued and registered by the date falling twenty (20) Business Days after the date on which they fall due, then, without prejudice to Clause 4.5B: (i) the Seller shall be entitled to specific performance of the Buyer’s obligation to issue and register those Consideration Shares, and the Buyer acknowledges that damages would not be an adequate remedy and waives any defence that specific performance is not an appropriate remedy; and (ii) the number of Consideration Shares then outstanding shall be increased by 0.5% for each complete calendar month (pro-rated for any part month) during which the failure continues, up to a maximum aggregate increase of 10%, and the Buyer shall procure all corporate authorisations and exchange clearances necessary to issue such additional Class A Shares, which shall be in addition to, and shall not count towards, the Share Cap, and such Consideration Shares shall, when issued, carry all rights and economic benefits with effect from the date on which they fell due, as if issued and registered on that date; provided that no uplift under this Clause 4.5A(c) shall accrue in respect of any period of delay to the extent such delay is caused by (A) any action, inaction or delay of the Seller, the Founder or their respective advisers (including any failure to provide settlement instructions, wire details, KYC/AML documentation or tax certifications reasonably requested by the Buyer or its transfer agent with reasonable and sufficient advance notice, having regard to the nature and complexity of each request); (B) any review, clearance or comment process of Nasdaq, the U.S. Securities and Exchange Commission, the U.S. Financial Industry Regulatory Authority, the transfer agent, DTC or any other Governmental Authority or self-regulatory organisation, provided that such review, clearance or comment process was not caused or materially contributed to by any breach, delay, omission or failure of the Buyer or any of its Affiliates, and that the Buyer has made all relevant submissions on a timely basis and kept the Seller reasonably informed of the progress thereof and the Buyer has used reasonable best efforts to respond to and resolve the same; (C) any injunction, restraining order or similar order of a court; or (D) any Force Majeure Event. For the avoidance of doubt, the uplift under this Clause 4.5A(c) shall accrue automatically until all of the relevant overdue Consideration Shares have been duly issued and registered. The occurrence or declaration of a Breach Event, or the exercise or non-exercise by the Seller of any right or remedy under Clause 4.5B, shall not suspend, limit or extinguish any uplift accrued or continuing to accrue under this Clause 4.5A(c), and no failure or delay by the Seller in declaring a Breach Event or exercising any such right or remedy shall constitute a waiver thereof.

For the avoidance of doubt, without prejudice to the Seller’s entitlement to all economic benefits in respect of the Consideration Shares that should have been issued and registered under the name of the Seller, neither the P-Note nor any Deferred Consideration is settleable in cash in any circumstances, and nothing in this Clause 4.5A or in Clauses 4.5B or 4.5C entitles the Seller to require, or obliges the Buyer to make, any cash payment in settlement of the Deferred Consideration.

4.5B Breach Events; acceleration. Each of the following is a “Breach Event”:

(a)	the Buyer fails to issue any Consideration Shares when due under this Agreement and such failure is not remedied within ten (10) Business Days;

(b)	the Class A Shares cease to be listed and quoted on the Nasdaq Stock Market (or on such other exchange as is permitted under Clause 14.2), or trading in the Class A Shares is suspended or halted for more than thirty (30) consecutive trading days, or the Buyer breaches Clause 14.2;

(c)	the Buyer fails to obtain and maintain sufficient authorised but unissued Class A Shares, or the corporate authority, authorization from all competent Governmental Authorities, regulatory clearances or exchange approvals (including any Nasdaq Listing of Additional Shares clearance), required to issue all Consideration Shares up to the Share Cap, provided that no Breach Event shall arise under this sub-clause (c) for so long as (and not exceeding six (6) months in aggregate) the relevant failure arises from an action, review, determination or requirement of a Governmental Authority or securities exchange not caused by any breach by the Buyer of applicable law or exchange requirements, and the Buyer is diligently pursuing in good faith all authorisations, clearances and approvals required to issue the Consideration Shares;

(d)	the Buyer commits a material breach of any Buyer Warranty or of any of its covenants or undertakings under this Agreement or the P-Note and, if the breach is capable of remedy, fails to remedy it within twenty (20) Business Days after written notice from the Seller;

(e)	the Buyer repudiates, or evidences an intention to repudiate, this Agreement or the P-Note, or disputes the validity or enforceability of either; or

(f)	any insolvency event occurs in relation to the Buyer, including any winding-up, liquidation, dissolution, administration, judicial management, receivership, moratorium, scheme or composition with creditors, or the Buyer becomes, or is deemed under applicable law to be, unable to pay its debts as they fall due.

Upon the occurrence of a Breach Event, the Seller may by written notice to the Buyer declare the P-Note immediately due, whereupon (i) the face amount of the P-Note shall be deemed to equal the greater of (A) the Attributable Consideration most recently determined under Article 3 and (B) the Base Consideration multiplied by the Transferred Percentage, in each case less all consideration previously settled; (ii) the Buyer shall, within ten (10) Business Days, issue and register in the name of the Seller the corresponding number of Class A Shares at the Fixed Issue Price, and the Seller shall be entitled to specific performance of that obligation; and (iii) all Lock-Up Periods and the transfer restrictions in Article 12 (including Clause 12.3A) shall lapse in respect of all Consideration Shares. The rights in this Clause 4.5B are without prejudice to any other right or remedy of the Seller, including the right to claim damages.

4.5C Liquidity Event acceleration. The Buyer shall give the Seller not less than fifteen (15) Business Days’ prior written notice of any proposed Liquidity Event. If a Liquidity Event occurs, or is to occur, at any time before the Final Settlement Date, the P-Note shall accelerate and become due immediately prior to (and conditional upon) completion of that Liquidity Event, whereupon the face amount of the P-Note shall be deemed to equal the greater of (a) the Attributable Consideration most recently determined under Article 3 and (b) the Base Consideration multiplied by the Transferred Percentage, in each case less all consideration previously settled, and the Buyer shall issue and register the corresponding number of Class A Shares at the Fixed Issue Price in sufficient time to enable the Seller to participate in the Liquidity Event on the same terms as, and pari passu with, all other holders of Class A Shares. The Buyer shall not enter into or complete any Liquidity Event unless the acquiring, surviving or successor entity assumes in full, by a written instrument delivered to the Seller, the Buyer’s obligations under this Agreement and the P-Note. Upon acceleration under this Clause 4.5C, all Lock-Up Periods and the transfer restrictions in Article 12 (including Clause 12.3A) shall lapse in respect of all Consideration Shares.

4.6 Status of Consideration Shares. All Consideration Shares shall, when issued, be duly authorised, validly issued, fully paid and non-assessable Class A Shares, free from all Encumbrances (other than restrictions under applicable securities laws, the Lock-Up Undertakings and this Agreement), ranking pari passu with the then-outstanding Class A Shares.

4.7 Exchange processes. Each issuance of Consideration Shares is subject to the prior submission by the Buyer of a Listing of Additional Shares notification to Nasdaq covering the full programme of issuances contemplated by this Agreement (up to the Share Cap), disclosing that the Closing Issuance is limited to 2,000,000 Class A Shares and that all further Class A Shares are issuable only in earnout instalments, as and when both earned by reference to Net Profit and collected in proportion to customer receipts, and the completion of Nasdaq’s review process without objection. The Buyer shall make such submission no later than fifteen (15) days prior to the Closing Issuance and shall use reasonable best efforts to maintain its effectiveness for all subsequent issuances.

4.8 Conditions to Deferred Consideration. Notwithstanding any other provision of this Agreement, the Buyer shall have no obligation to issue any Consideration Shares after the Closing Issuance (whether under the P-Note or otherwise) unless and until:

(a)	the transfer and registration of all Core Trade Marks has been completed in accordance with Clause 8.6(a); and

(b)	each IP Licence required under Clause 8.6(b) has been executed and, where applicable, recorded.

Any delay in settlement resulting from non-satisfaction of this Clause 4.8 shall not give rise to any claim, interest or compensation against the Buyer, and shall not extend or shorten any Lock-Up Period.

For the purposes of this Clause 4.8, the transfer and registration of a Core Trade Mark, or the recording of an IP Licence, shall be deemed completed once the relevant transfer, assignment or licence instrument has been duly executed by all relevant parties and an application for the relevant registration or recordal has been submitted to the competent Governmental Authority, together with all documents and fees required at the time of submission. Any delay by a Governmental Authority in processing or completing such registration or recordal thereafter shall not prevent, suspend or delay the issuance or settlement of any Deferred Consideration, provided that the Seller and the Founder continue to use reasonable best efforts to procure its completion and promptly respond to any reasonable request or requirement of the relevant Governmental Authority.

Pending completion of any remedial action in respect of an omitted item of Core IP as provided in Clause 8.6A, the Buyer may suspend only such portion of the Deferred Consideration as is reasonably proportionate to the materiality and reasonably anticipated adverse effect of that omitted item, and shall issue and settle all unaffected portions of the Deferred Consideration when due.

4.9 Ownership Blocker; queued settlement. Notwithstanding any other provision of this Agreement or the P-Note: (a) no Consideration Shares shall be issued or delivered to the extent that, after giving effect to the issuance or delivery, the Seller Side would beneficially own, in aggregate, more than 19.99% of the total number of shares of the Buyer then outstanding (or more than 19.99% of the total voting power of the Buyer then outstanding); (b) if and to the extent that any issuance falling due on any settlement date cannot be effected by reason of this Clause 4.9, the affected amount (a “Queued Entitlement”) shall remain outstanding under the P-Note and shall be issued automatically, in whole or in part, as and when headroom becomes available (including as a result of dispositions by the Seller Side or an increase in the number of shares of the Buyer outstanding); (c) a Queued Entitlement shall not constitute a failure to issue when due for the purposes of Clauses 4.5A(c) and 4.5B(a), and no uplift, interest or compensation shall accrue in respect of it, in each case for so long as, and to the extent that, the delay results from this Clause 4.9 while the Seller Side holds Class A Shares whose disposal would create sufficient headroom; (d) this Clause 4.9 may not be amended, and compliance with it may not be waived, except in compliance with applicable Nasdaq rules. The Seller shall, and shall procure that each member of the Seller Side shall, provide such information regarding beneficial ownership as the Buyer reasonably requests to administer this Clause 4.9; and (e) The Buyer shall, upon the reasonable written request of the Seller, promptly provide, and shall use reasonable best efforts to procure that its transfer agent and other relevant service providers promptly provide, all cooperation reasonably necessary to facilitate the lawful creation of headroom under this Clause 4.9, including in connection with any lawful transfer or disposition by any member of the Seller Side of Class A Shares, the removal of any legend or stop-transfer instruction when the applicable requirements for such removal have been satisfied, the provision of customary issuer representations and instructions, and the making of any filing, notification or application required of the Buyer, in each case subject to applicable laws, Nasdaq rules and the express transfer restrictions set out in this Agreement. The Buyer shall not, and shall procure that its Affiliates shall not, take or omit to take any action with the purpose of preventing, obstructing or delaying the creation or availability of headroom, or prevent or unreasonably delay any lawful transfer or disposition of Class A Shares by a member of the Seller Side that would create headroom. Once headroom becomes available, the Buyer shall promptly, and in any event within ten (10) Business Days after becoming aware thereof or receiving written notice thereof from the Seller, issue and register the applicable portion of the Queued Entitlement in accordance with item (b) hereof.

ARTICLE 5 — PROFIT GUARANTEE; DETERMINATION OF NET PROFIT

5.1 Profit Guarantee. The Seller guarantees to the Buyer that the cumulative Net Profit of the Target Group for the Performance Period shall be not less than US$150,000,000 (the Aggregate Guarantee). The sole and exclusive consequences of any shortfall in the Aggregate Guarantee are the adjustment of the consideration pursuant to Article 3 and, where applicable, the remedies in Article 9 — the Parties acknowledging that the consideration adjustment mechanism is the agreed and proportionate remedy for underperformance.

5.2 Net Profit. “Net Profit” means, for each Fiscal Year, the consolidated net profit after tax (excluding other income and expenses) of the Target Group for such Fiscal Year determined in accordance with U.S. GAAP applied on a consistent basis, as shown in the consolidated financial statements of the Target Group audited by the Target Auditor (PCAOB-registered). In determining Net Profit for each Fiscal Year, the effect of every Related Party Transaction shall be eliminated or, where capable of restatement, restated onto arm’s length terms, so that Net Profit reflects only such results as would have arisen had all Related Party Transactions been entered into on arm’s length terms between independent parties dealing at arm’s length; accordingly, any revenue, income, gain, margin, cost, expense, fee, interest, rebate, discount, waiver, release, guarantee, transfer of assets at other than fair market value, or other benefit or detriment arising from or attributable to any Related Party Transaction which is not on arm’s length terms shall be disregarded in full. The Target Auditor shall determine and certify the adjustments required by this Clause 5.2, and the Seller and the Founder shall procure that full particulars of all Related Party Transactions are disclosed to the Target Auditor and the Buyer. For the avoidance of doubt, royalties and licence fees payable under the IP Licences shall be expensed in accordance with U.S. GAAP in the ordinary way. Licence fees payable under the IP Licences, having been determined on an arm’s length, fair market value basis and confirmed by the Buyer under Clause 8.6(b), shall not be subject to restatement or elimination under this Clause 5.2. For the purposes of this Agreement, where the Parties cannot agree on “fair market value” of a transaction within fifteen (15) days, the value shall be determined by an independent third-party appraiser jointly appointed by the Buyer and the Seller, or, if no agreement on the appointment of such independent third-party appraiser can be reached within fifteen (15) days, the value of such transaction shall be determined by taking the average of the valuations provided by two independent third-party appraisers, with one appraiser selected by the Buyer and the other by the Seller.

5.3 Buyer interference adjustment. If and to the extent that the Net Profit of any Fiscal Year is adversely affected by (a) the Buyer’s unreasonable withholding or delay of any approval required under Clause 8.2 beyond the deemed-approval period therein, or (b) any decision, resolution, direction, intervention or other action by the Buyer or its Affiliates that (i) is outside the ordinary course of business of the Target Group, (ii) does not constitute the bona fide exercise of any right, power or discretion of the Buyer under this Agreement (including the governance rights in Article 11, the approval rights reserved under Clause 8.2 and the access rights in Clause 8.5), provided that no action taken in breach of Clause 8.3 shall be treated as the bona fide exercise of any such right, power or discretion for the purpose of this Clause 5.3, and (iii) where the Founder has been notified in advance of the relevant matter (with reasonable detail of its nature and anticipated impact), is objected to in writing by the Founder at the time or, where the Founder was not so notified, promptly after the Founder becomes aware of it, in each case specifying the direction or intervention objected to and the anticipated adverse effect, the resulting adverse effect (as determined by the Target Auditor, and to the extent directly attributable to the matter in question) shall be added back in determining Net Profit for the purposes of this Agreement.

5.4 Performance Certificate. Within 120 days after the end of each Fiscal Year, the Buyer shall procure that the Target Auditor completes the audit for such Fiscal Year, and shall deliver to the Seller a certificate (the “Performance Certificate”) setting out, with reasonable supporting detail: the Net Profit for such Fiscal Year (including any adjustment under Clause 5.3), the Cumulative Counted Net Profit, the Aggregate Consideration entitlement (interim or final, expressed in US dollars), the Revenue for such Fiscal Year and the collections and Collection Ratio as at the Fiscal Year end, the Eligible Earnout Shares for such Fiscal Year, and the number of Class A Shares proposed to be issued on the applicable Annual Settlement Date pursuant to Clause 4.2A.

5.5 Dispute resolution. The Seller may dispute a Performance Certificate by written notice within twenty (20) Business Days of receipt, specifying the disputed items and the basis of dispute in reasonable detail, failing which the Performance Certificate shall be final and binding. If the Parties fail to resolve a dispute within twenty (20) Business Days of the dispute notice, the disputed items (only) shall be referred to another independent U.S. GAAP auditor (“Independent Auditor”) having reputation, market position and expertise comparable to the Target Auditor, jointly appointed by the Parties (or, failing agreement within ten (10) Business Days, nominated at the written request of either Party by the President for the time being of the Institute of Singapore Chartered Accountants), for redetermination, and the Independent Auditor’s redetermination shall, save for manifest error, be final and binding on the Parties. This Clause is without prejudice to Article 22.

5.6 Undisputed portion. Any portion of a settlement not affected by the disputed items shall be issued on the applicable settlement date notwithstanding the dispute (subject always to Clause 4.8).

5.7 Access. The Seller and its advisers and the Independent Auditor shall be afforded reasonable access, on reasonable notice and subject to customary confidentiality undertakings, to the working papers and personnel reasonably required to review each Performance Certificate.

5.8 Full fiscal year convention. The Parties acknowledge that FY2027 commenced on 1 July 2026. Net Profit for each Fiscal Year shall be measured on a full fiscal-year basis notwithstanding that Closing may occur after the commencement of FY2027, and no pro-ration or day-count adjustment shall apply.

ARTICLE 6 — CONDITIONS PRECEDENT

6.1 Buyer conditions. The obligation of the Buyer to complete is conditional on the satisfaction (or waiver by the Buyer) of the following:

(a)	completion of the Restructuring in accordance with Schedule 2;

(b)	the Seller Warranties being true and accurate in all material respects (and in all respects in the case of the Fundamental Warranties) as at the date of this Agreement and as at Closing, except for such Warranties that are made as of a specific date, which shall speak only as of such date;

(c)	performance by the Seller and the Founder in all material respects of their pre-Closing obligations;

(d)	no Material Adverse Change having occurred;

(e)	execution by the Founder of an employment agreement with the Target Group in the agreed form, effective from Closing, with a term covering the Performance Period (through 30 June 2029);

(f)	delivery by the Seller of the Core IP list in accordance with Clause 8.6A, and agreement of the Core IP list (Schedule 5), including the per-item transfer/licence designation, between the Seller and the Buyer;

(g)	completion of the Buyer’s confirmatory due diligence on the Target Group, limited to Tax, undisclosed liabilities and the matters disclosed in the Disclosure Schedule, such condition to be satisfied or waived by the Buyer no later than thirty (30) days after the date of this Agreement, failing which it shall be deemed waived;

(h)	approval of this Agreement and the transactions by the board of directors of the Buyer; and

(i)	delivery to the Buyer of the complete and up-to-date corporate documents of the Company and of each entity directly or indirectly held under the Company (including certificates of incorporation and of any change of name, memorandum and articles of association or equivalent constitutional documents, registers of members, registers of directors and officers, and registers of charges), in each case updated to the latest position and delivered as certified true copies (CTC) certified by the relevant registered agent or registered office provider or a director; and

(j)	the consolidated net assets of the Target Group, as shown in the most recent month-end management accounts prior to Closing, being positive.

6.2 Seller conditions. The obligation of the Seller to complete is conditional on the satisfaction (or waiver by the Seller) of the following:

(a)	the Buyer Warranties being true and accurate in all material respects as at the date of this Agreement and as at Closing, except for such Warranties that are made as of a specific date, which shall speak only as of such date;

(b)	performance by the Buyer in all material respects of its obligations under this Agreement;

(c)	submission of the Listing of Additional Shares notification referred to in Clause 4.7 at least fifteen (15) days prior to Closing and completion of Nasdaq’s review without objection;

(d)	confirmation that the Buyer’s existing home country practice opinion covers the issuances contemplated hereby, or delivery of a supplemental opinion of British Virgin Islands counsel, in each case as required under Nasdaq Rule 5615(a)(3); and

(e)	approval of this Agreement by the board of directors of the Seller.

6.3 Mutual conditions. The obligations of both Parties to complete are conditional on the satisfaction of the following:

(a)	no law, order or injunction prohibiting the transactions;

(b)	Nasdaq shall not have issued any written determination that the Buyer, or any successor or combined entity resulting from the transactions contemplated by this Agreement, is ineligible for continued listing on the Nasdaq Stock Market;

(c)	the Class A Shares remaining listed on Nasdaq and no delisting or suspension proceedings being pending; and

(d)	other transaction documents (if any) ancillary to this Agreement have been duly executed and delivered by the relevant parties therein.

6.4 Efforts; long stop. Each Party shall use reasonable best efforts to satisfy the conditions for which it is responsible as soon as practicable, targeting Closing in the third or fourth quarter of 2026. If the conditions are not satisfied or waived by the Long Stop Date, either Party (not then in breach) may terminate this Agreement by notice, without prejudice to accrued rights. For the avoidance of doubt, obtaining the waivers and releases referred to in Clause 8.7 is not a condition to Closing, and the regime in Clauses 8.7 and 15.1 applies whether or not they are obtained.

ARTICLE 7 — CLOSING

7.1 Closing shall take place remotely on the date falling five (5) Business Days after satisfaction or waiver of the conditions in Article 6 (other than those to be satisfied at Closing), or such other date as the Parties agree (the “Closing Date”).

7.2 Seller deliverables. At Closing, the Seller shall deliver to the Buyer:

(a)	duly executed instruments of transfer in respect of the Initial Sale Shares in favour of the Buyer;

(b)	the original share certificate(s) for the Initial Sale Shares (or an indemnity in the agreed form for any lost certificate);

(c)	a certified copy of the updated register of members of the Company showing the Buyer as the holder of the Initial Sale Shares;

(d)	a duly executed Lock-Up Undertaking in the form set out in Schedule 4 in respect of the Closing Issuance (lock-up until 31 October 2027);

(e)	evidence of completion of the Restructuring;

(f)	the executed employment agreement(s) referred to in Clause 6.1(e);

(g)	letters of resignation of such directors and officers of the Target Group as the Buyer may direct, and appointments of the Buyer’s nominees;

(h)	an officer’s certificate confirming satisfaction of the conditions in Clause 6.1(b)–(d);

(i)	the certified true copies of the updated corporate documents referred to in Clause 6.1(i); and

(j)	such other documents as the Buyer may reasonably require to complete the transfer.

7.3 Buyer deliverables. At Closing, the Buyer shall:

(a)	effect the Closing Issuance by book entry in the name of the Seller (bearing customary restrictive legends), and issue and deliver the P-Note to the Seller;

(b)	deliver a certified copy of the resolutions of the Buyer’s board approving this Agreement, the issuances hereunder, and the appointments contemplated by Clause 11.3 (including the appointment of the Founder as an executive director and Co-Chief Executive Officer of the Buyer), effective from Closing;

(c)	evidence showing the satisfaction of the conditions in Clause 6.2(c)-(d); and

(d)	deliver an officer’s certificate confirming satisfaction of the conditions in Clause 6.2(a)–(b).

7.4 All actions at Closing shall be deemed to occur simultaneously, and Closing shall not be deemed to have occurred until all such actions have been completed (unless waived by the Party entitled to the relevant deliverable).

ARTICLE 8 — COVENANTS; POST-CLOSING UNDERTAKINGS

8.1 Pre-Closing conduct. Between the date of this Agreement and Closing, the Seller shall procure that each Target Group company:

(a)	carries on business in the ordinary course consistent with past practice;

(b)	does not declare or pay any dividend or distribution, issue or redeem any shares, incur indebtedness outside the ordinary course, dispose of material assets, amend its constitutional documents, or enter into, amend or terminate any material contract (including the Major Customer Contract), in each case without the Buyer’s prior written consent; and

(c)	maintains its assets, insurance and relationships with customers and suppliers.

8.2 Performance Period governance. From Closing until the end of the Performance Period:

(a)	the annual budget, any capital expenditure exceeding the approved annual budget or exceeding US$20 million individually, any external guarantee or security, and any Related Party Transaction between any Target Group company and the Seller, the Founder or any of their respective Affiliates (other than under the IP Licences on their Buyer-confirmed terms) involving an amount exceeding US$20 million shall require the prior approval of the board of the Buyer, which shall not be unreasonably delayed or withheld, provided that expenditures and actions within the approved annual budget shall not require further approval, and any approval requested in writing shall be deemed given if the Buyer has not responded within five (5) Business Days;

(b)	the annual budget, any capital expenditure exceeding the approved annual budget or exceeding US$20 million individually, any external guarantee or security, and any Related Party Transaction between the Target Group and the Buyer or any of its Affiliates beyond the ordinary course of business involving an amount exceeding US$20 million shall require the prior approval of the Seller, which shall not be unreasonably delayed or withheld — provided that expenditures and actions within the approved annual budget shall not require further approval, and any approval requested in writing shall be deemed given if the Seller has not responded within five (5) Business Days; and

(c)	the Parties shall cause and procure that the Target Group maintain its Fiscal Year ending 30 June and reporting systems adequate for the determinations under Article 5.

8.3 Business preservation. During the Performance Period, the Seller and the Founder shall use best efforts to preserve the business of the Target Group, including the Major Customer Contract; the Buyer shall not, and shall procure that its controlled Affiliates do not, take any action the principal purpose or reasonably foreseeable primary effect of which is to reduce Net Profit or to frustrate achievement of the Aggregate Guarantee; and the Parties shall promptly notify each other of any actual or threatened termination, material amendment or material reduction in scope or value thereof.

8.4 No Leakage. From Closing until the end of the Performance Period, except with the prior written consent from both the Founder and the Buyer, no Target Group company shall: pay any dividend or distribution to, pay any management, consulting or similar fee to, waive any amount owed by, or transfer any asset at undervalue to, the Seller, the Founder or any of their respective affiliates (each such amount, “Leakage”) — provided that royalties and licence fees paid under the IP Licences in accordance with their Buyer-confirmed terms shall not constitute Leakage. The amount of any Leakage (together with reasonably incurred costs) shall be deducted, dollar for dollar, from the consideration (and set off against Deferred Consideration in accordance with Article 10), without prejudice to any other remedy.

8.5 Information and access. During the Performance Period, the Buyer, the Seller and their respective representatives shall have full access to the books, records, systems and personnel of the Target Group.

8.6 IP Consolidation (condition to Deferred Consideration). The Seller and the Founder shall procure that the Relevant Affiliates:

(a)	in respect of the Core Trade Marks — as soon as practicable and in any event no later than 30 days after Closing (and in any event before the first settlement of any Deferred Consideration), transfer and assign each Core Trade Mark, in its entirety and free from any Encumbrance, to the Target Group entity designated by the Buyer, and complete all registrations and recordals of such transfers; and

(b)	in respect of all other Core IP (including patents, software copyrights, domain names and know-how) — grant to the Target Group entity designated by the Buyer a licence (each an “IP Licence”) that is: (i) royalty-bearing, with the licence fee determined on an arm’s-length, fair market value basis and subject to the Buyer’s confirmation, which confirmation shall be deemed as given if Buyer does not respond within five (5) Business Days upon receipt; (ii) exclusive as to all territories other than the jurisdiction of incorporation of the relevant Relevant Affiliate; (iii) sublicensable; (iv) for a term of 10 years from the date of grant; and (v) irrevocable during its term to the maximum extent permitted by applicable law — the specific transfer/licence designation and licence fee level for each item of Core IP being subject to the Buyer’s confirmation, which confirmation shall be deemed as given if Buyer does not respond within five (5) Business Days upon receipt, (together, the “IP Consolidation”). All Taxes, fees and costs arising from the IP Consolidation shall be borne by the Seller. If any Relevant Affiliate, any shareholder thereof or any third party raises any ownership dispute or claim in respect of any Core IP, the Seller and the Founder shall protect, defend and keep each Target Group company and the Buyer harmless from all losses arising therefrom except to the extent such losses are caused by or attributable to any breach, delay, omission or failure of the Buyer or its Affiliates.

8.6A Core IP list to be provided by the Seller. The Seller shall, no later than fifteen (15) Business Days after the date of this Agreement (and in any event no later than ten (10) Business Days before the Closing Date), prepare and deliver to the Buyer, for inclusion in Schedule 5, a complete list of all Core IP specifying in respect of each item:

(a)	its type (trade mark, patent, software copyright, domain name, know-how or other), its title, mark or identifier, and a description of it;

(b)	the registered proprietor or holder and, where different, the beneficial owner, and whether that person is a Relevant Affiliate;

(c)	each jurisdiction of registration or application, the registration or application number, the filing, grant and renewal dates and the current status;

(d)	all licences, security interests, co-ownership arrangements, Encumbrances, disputes and third-party claims affecting it; and

(e)	the proposed designation of the item as an item to be transferred under Clause 8.6(a) or licensed under Clause 8.6(b), together with the proposed licence fee basis for each licensed item.

The Seller warrants that the list so delivered is, and that Schedule 5 as agreed will be, true, accurate and complete, and that no intellectual property owned, used or held by the Seller, the Founder or any Relevant Affiliate which is used in, or necessary for, the business of the Target Group has been omitted in any material respect. If any such intellectual property is not listed in Schedule 5, it shall nevertheless be treated as Core IP and shall be transferred to the Target Group entity designated by the Buyer, at the Seller’s cost, promptly upon its discovery.

Notwithstanding any other provision of this Agreement, any inadvertent omission from Schedule 5 of any intellectual property shall not constitute a Clawback Event or entitle the Buyer to suspend the issuance or settlement of all or any material portion of the Deferred Consideration if: (a) the omission was made in good faith and did not involve fraud, wilful misstatement, wilful misrepresentation or wilful concealment by or on behalf of the Seller or the Founder; (b) the omitted intellectual property is not, individually or together with any other omitted intellectual property, material to the business, operations or value of the Target Group taken as a whole; and (c) promptly after becoming aware of the omission, the Seller notifies the Buyer and takes all steps reasonably necessary to include such intellectual property in Schedule 5 and to effect the applicable transfer or licence in accordance with Clause 8.6.

8.7 Existing restrictive obligations; indemnity. The Seller and the Founder shall use best efforts to obtain, prior to Closing, all necessary waivers or releases of any existing non-competition, non-solicitation, exclusivity or similar restrictive obligations binding on the Seller, the Founder or any member of key management (including, for the avoidance of doubt, under the Shanghai Deheng Shareholders’ Agreement), such that the intended business, operations and hiring plans of the Target Group (including personnel to be hired after Closing) will not be restricted or adversely affected. Whether or not any such waiver or release is obtained, any dispute, claim, action or loss (including reasonable attorneys’ fees and defence costs) arising out of or in connection with any such existing obligation shall be borne by the Seller and the Founder, who shall be jointly and severally liable to indemnify the Buyer and the Target Group in full for all losses suffered as a result, and the Buyer may set off the corresponding amounts against the Deferred Consideration pursuant to Article 10.

8.8 Pre-Closing Tax and Restructuring liabilities. As between the Parties, the Seller and the Founder shall bear, jointly and severally, and be solely responsible for:

(a)	all Tax liabilities (whether actual, contingent, potential, deferred or disputed) of the Target Group arising in, or attributable to, any period (or portion of a period) ending on or before the Closing Date, or arising by reference to any event, transaction, act, omission, profit, income, gain or receipt occurring, or deemed for Tax purposes to occur, on or before the Closing Date — including unreported, under-declared or underpaid Tax, any Tax arising from any pre-Closing Related Party Transaction, transfer pricing adjustment, permanent establishment, deemed disposal or withholding obligation, and all surcharges, penalties, interest and the costs of related disputes — whether or not disclosed to the Buyer, whether or not provided or reserved for in the accounts of the Target Group, and whenever assessed, claimed or pursued by any Tax authority after Closing; and, where any accounting or Tax period straddles the Closing Date, the Tax liability shall for this purpose be apportioned on the basis of a deemed accounting period ending on the Closing Date;

(b)	all Taxes, fees and costs arising from the Restructuring; and

(c)	all liabilities, obligations, costs and claims arising out of or in connection with the Restructuring or any other pre-Closing reorganisation of the Target Group, including any claim by any former direct or indirect holder of any interest in any Target Group company.

The Seller and the Founder shall protect, defend and keep the Target Group company after Closing harmless from all losses caused by any claim, proceeding or enforcement action (including any action against management personally), and shall jointly and severally indemnify the Buyer and each Target Group company in full in respect of all of the foregoing pursuant to Clause 15.1. The Seller shall pay to the Buyer (or, at the Buyer’s direction, to the relevant Target Group company) the amount of any liability falling within this Clause 8.8 finally determined pursuant to Article 22 or agreed in writing by the Seller or the Founder within ten (10) Business Days after determination, failing which the Buyer may set off the amount against the Deferred Consideration in accordance with Article 10.

8.9 Notice of Adjustment Events. The Buyer shall give the Seller written notice of any Adjustment Event no later than five (5) Business Days prior to its effective date, together with the Buyer’s calculation of the resulting adjustments under Clause 3.6 (Equitable Adjustment).

8.10 No further advances to related parties. The Seller and the Founder shall procure that no Target Group company extends any new loan, advance or similar credit to, or acquires any receivable from, the Seller, the Founder or any of their respective Affiliates.

ARTICLE 9 — REVERSAL AND CLAWBACK

9.1 Clawback Events. Each of the following is a “Clawback Event”:

(a)	any fraud, willful misstatement or misrepresentation of material facts by or on behalf of the Seller or the Founder in connection with this Agreement, the due diligence process, the financial statements or financial data, or any Performance Certificate, which, in the case of any such wilful misstatement or willful misrepresentation, is material in the context of the transactions contemplated by this Agreement; or

(b)	the audited Net Profit of the Target Group for any Fiscal Year in the Performance Period being negative.

9.2 Consequences.

(a)	Upon a Clawback Event under Clause 9.1(a) (fraud), the Buyer may terminate all further obligations to issue Consideration Shares, cancel the P-Note, require the Seller to surrender for cancellation, for nil consideration, all or part of the Consideration Shares previously issued, and claim damages, subject to Article 15.

(b)	Upon a Clawback Event under Clause 9.1(b) (negative year), the Buyer may suspend any pending issuance of Consideration Shares for the relevant Fiscal Year under the P-Note; the negative Net Profit shall be deducted in full in computing Cumulative Counted Net Profit, and the entitlement shall be finally determined and settled (with any excess surrendered) in accordance with Clauses 4.3 and 4.4 but subject always to the NAV Floor under Clause 3.2A — such suspension and formulaic recomputation being the sole consequences of Clause 9.1(b) absent fraud, the face amount of the P-Note adjusting automatically to reflect such recomputation.

ARTICLE 10 — SET-OFF

10.1 The Buyer may set off, against any Deferred Consideration evidenced by the P-Note (whether or not then due for settlement), by automatic reduction of the face amount thereof, the amount of:

(a)	any Leakage;

(b)	any amount finally determined (or agreed by the Seller or the Founder) to be due from the Seller or the Founder in respect of any claim under this Agreement, including under the Warranties, the indemnities or Clauses 8.6 to 8.8.

Set-off shall be effected by reducing the number of Class A Shares issuable, valuing shares at the Fixed Issue Price.

10.2 The rights in this Article 10 are the Buyer’s primary (but not exclusive) route of recovery, and are without prejudice to any other right or remedy.

ARTICLE 11 — STANDSTILL; GOVERNANCE

11.1 Acknowledgment. The Parties acknowledge and intend that:

(a)	all Consideration Shares are Class A Shares carrying one (1) vote per share;

(b)	the existing holders of Class B Shares will retain a majority of the total voting power of the Buyer at all times during and after the settlements contemplated hereby; and

(c)	the board of directors of the Buyer will continue to be controlled by its incumbent members (other than the addition of the nominees contemplated by Clause 11.3).

11.2 Control standstill; freedom to sell. From Closing until the date falling twelve (12) months after the Final Settlement Date (the “Standstill Period”), the Seller and the Founder shall not, and shall procure that their affiliates and any person acting in concert with them do not, directly or indirectly, without the prior written approval of the Buyer’s board:

(a)	acquire, offer or agree to acquire any shares or voting securities of the Buyer (other than the Consideration Shares issued pursuant to this Agreement); or

(b)	act in concert or form a group (within the meaning of Section 13(d) of the U.S. Securities Exchange Act of 1934) with any other holder of the Buyer’s securities for the purpose of acquiring, holding or voting securities of the Buyer, or solicit proxies or consents from the Buyer’s shareholders.

For the avoidance of doubt, nothing in this Clause 11.2 or otherwise in this Agreement restricts the Seller from selling, transferring or otherwise disposing of any Consideration Shares following the expiry of the applicable Lock-Up Period, subject only to applicable securities laws (including resale in compliance with Rule 144 or another available exemption) and to Clause 4.4 and Article 9 in respect of any shares required to be surrendered. Upon the Seller’s written request, the Buyer shall and shall cause and procure all the Buyer’s Affiliates to promptly take all actions reasonably necessary for the Seller to exercise their right in the Consideration Shares and obtain the interest therein (including without limitation obtaining all available clearances, exemptions and other authorisations from Governmental Authorities for the free transfer and trading of the Consideration Shares, and providing all documents, materials and information for the Seller’s and Founder’s Tax declaration purpose).

11.3 Board and management. With effect from Closing:

(a)	the Founder shall be appointed as an executive director of the Buyer and as Co-Chief Executive Officer of the Buyer; and

(b)	the Seller shall be entitled to nominate one (1) additional executive director to the board of the Buyer, in each case subject to customary suitability and regulatory requirements and the Buyer’s corporate governance policies. Save as aforesaid, neither the Seller nor the Founder shall have any right to nominate or appoint any director or observer, any veto or consent right over any action of the Buyer, or any committee membership except as determined by the Buyer’s board.

11.4 Class B integrity. Nothing in this Agreement shall (a) entitle the Seller or the Founder to acquire or hold any Class B Shares or any security convertible into or exchangeable for Class B Shares, or (b) amend, or require the amendment of, the terms of the Class B Shares. The Buyer covenants that it shall not, in connection with the transactions contemplated hereby, take any action that would disparately reduce or restrict the voting rights of existing holders of its publicly traded Class A Shares in contravention of Nasdaq Rule 5640.

11.5 Officer and director compliance. The Seller and the Founder shall procure that the Founder and any other nominee complies with all obligations applicable to directors and officers of the Buyer, including reporting obligations under Section 16(a) of the U.S. Securities Exchange Act of 1934 (to the extent applicable to foreign private issuers) and the Buyer’s insider trading and corporate governance policies.

ARTICLE 12 — SECURITIES LAW MATTERS; LOCK-UP

12.1 Private placement. The Consideration Shares will be issued without registration under the U.S. Securities Act of 1933 (the “Securities Act”) in reliance on Regulation S and/or another available exemption. The Seller represents, warrants and covenants that:

(a)	it is not a “U.S. person” (as defined in Regulation S) and is acquiring the Consideration Shares outside the United States in an offshore transaction for its own account and not with a view to distribution;

(b)	it will not engage in hedging transactions with respect to the Consideration Shares unless in compliance with the Securities Act; and

(c)	it will resell the Consideration Shares only pursuant to registration under the Securities Act or an available exemption (including Rule 144), and in compliance with the applicable distribution compliance period.

12.2 Legends. Each certificate or book-entry position for Consideration Shares shall bear customary restrictive legends referencing the Securities Act restrictions, the Lock-Up Undertakings and, where applicable, the surrender obligations under Clauses 4.4 and 9.2. The P-Note shall bear legends stating that it is non-negotiable and non-transferable, that it and the Class A Shares issuable on settlement thereof have not been registered under the Securities Act, and that it is subject in all respects to this Agreement. The Buyer shall be entitled at any time to instruct the transfer agent to refuse to process any transfer of Consideration Shares that has not been evidenced to the Buyer’s reasonable satisfaction to comply with Clause 12.3 and the applicable Lock-Up Undertaking, and the Seller consents to such stop-transfer instructions, provided that the Buyer shall duly perform its obligations under Clause 11.2 (freedom to sell). The restrictive legend on each Consideration Share shall include express reference to the transfer restrictions under Clause 12.3 during the applicable Lock-Up Period.

12.3 Lock-up. The Seller shall not, during the Lock-Up Period applicable to each tranche of Consideration Shares (being, for the Closing Issuance, the period until 31 October 2027 as extended (if applicable) in accordance with Clause 12.3A, and for each other tranche, twelve (12) months from issuance), directly or indirectly offer, sell, contract to sell, lend or otherwise transfer or dispose of such shares or any interest therein, or enter into any swap or arrangement transferring the economic consequences of ownership, and shall deliver a Lock-Up Undertaking in the form of Schedule 4 on each issuance. The foregoing restriction shall be subject to the following exceptions: (a) a transfer to a direct or indirect wholly-owned subsidiary of the Seller (with “wholly-owned” meaning 100% of the economic and voting interests, and excluding any nominee, trust or minority holder of any kind) which first delivers to the Buyer an undertaking identical to this Clause 12.3 and a joinder to this Agreement as a “Seller” hereunder, jointly and severally liable with the transferor, in each case subject to the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed); (b) acceptance of a tender offer recommended by the Buyer’s board, subject to the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed);(c) using any or all of the Consideration Shares as collateral for financing; and (d) any other transfer of Consideration Shares (including any transfer to a third party that is not an affiliate of the Seller), subject in each case to the prior written consent of the Buyer, which consent may be given, withheld, delayed or conditioned in the Buyer’s sole and absolute discretion. Any purported transfer in reliance on the foregoing exceptions that fails to comply with the conditions in this paragraph (including the receipt of the requisite Buyer consent) shall be void ab initio, and the Buyer shall be entitled to instruct the transfer agent to refuse to record any such purported transfer.

12.3A Performance-based release of Closing Issuance Shares. Notwithstanding Clause 12.3, the Closing Issuance Shares shall be released from the transfer restrictions under this Article 12 and the applicable Lock-Up Undertaking only as follows:

(a)	no Closing Issuance Shares shall be released prior to 31 October 2027;

(b)	on the later of 31 October 2027 and the date on which the Performance Certificate for FY2027 becomes final and binding, there shall be released a number of Closing Issuance Shares equal to 2,000,000 × (Net Profit for FY2027 ÷ US$22,500,000), rounded down to the nearest whole share and capped at 2,000,000;

(c)	thereafter, upon each subsequent Performance Certificate becoming final and binding, additional Closing Issuance Shares shall be released so that the aggregate number of Closing Issuance Shares released under this Clause 12.3A equals 2,000,000 × (Cumulative Counted Net Profit ÷ US$22,500,000), rounded down to the nearest whole share and capped at 2,000,000 (and no release previously made shall be reversed by reason of any subsequent negative Net Profit); and

(d)	any Closing Issuance Shares not released upon completion of the final settlement (and any surrender) under Clauses 4.3 and 4.4 shall remain subject to the transfer restrictions of this Article 12 and shall not be released until six (6) months after the end of FY2029, but shall not be subject to surrender or cancellation save upon a Clawback Event under Clause 9.1(a).

12.4 No registration rights. The Buyer grants no registration rights in respect of the Consideration Shares. The Seller acknowledges that resales will be subject to Rule 144 (including, if applicable, Rule 144(i)) and that the Buyer makes no assurance as to the availability of any exemption.

12.5 Ownership reporting. The Seller acknowledges its obligation to file and maintain a Schedule 13D (or 13G, as applicable) upon crossing the applicable ownership thresholds, and to make all other filings required under applicable securities laws.

ARTICLE 13 — SELLER WARRANTIES

13.1 The Seller represents and warrants to the Buyer, as at the date of this Agreement and as at Closing (and, in the case of Clauses 13.2(e) and (f), also as at each settlement date), as follows, in each case subject only to matters fairly disclosed in the Disclosure Schedule:

13.2

(a)	Title and capacity (Fundamental). The Seller is the sole legal and beneficial owner of the Sale Shares, free from Encumbrances; the Sale Shares constitute the entire issued share capital of the Company, are fully paid, and no person has any right to acquire any share or security of any Target Group company; the Seller has full power and authority to enter into and perform this Agreement, which constitutes its legal, valid and binding obligations.

(b)	Group structure (Fundamental). The corporate structure of the Seller and the Target Group as at Closing (after giving effect to the Restructuring) is as set out in Schedule 1, which is true, accurate and complete. In particular: the Company is directly and wholly (100%) owned by the Seller, and no other person has any interest in, or claim against, any share of the Company or any Target Group company; save as set out in Schedule 1, no Target Group company has any subsidiary, branch or equity interest in any other person; and each Target Group company is duly incorporated, validly existing and solvent.

(c)	Accounts. The unaudited consolidated financial statements of the Target Group for the periods ended June 30, 2026 give a true and fair view of its financial position and results, and have been prepared in accordance with applicable accounting standards consistently applied; the management accounts since the last accounts date have been prepared with due care and are not misleading in any material respect.

(d)	Since the accounts date. The business has been carried on in the ordinary course; no dividend or distribution has been declared or paid; no Material Adverse Change has occurred.

(e)	Net Profit accuracy. All historical net profit figures provided to the Buyer, and all financial information underlying each Performance Certificate, are and will be true, accurate and complete in all material respects, free from any material misstatement or error, and derived from books and records maintained in accordance with applicable law and U.S. GAAP; no revenue or profit has been or will be recognised other than in accordance with U.S. GAAP applied consistently.

(f)	No undisclosed liabilities. No Target Group company has any liabilities (actual or contingent, including debts, external guarantees or commitments, litigation or arbitration, administrative penalties, and labour, social insurance or housing fund underpayments) except as reflected or provided for in the accounts, incurred in the ordinary course since the accounts date, or fairly disclosed in the Disclosure Schedule.

(g)	Tax. Each Target Group company has duly filed all Tax returns, paid all Tax due, made adequate provision for Tax not yet due, is not involved in any Tax dispute or audit, and has complied with all transfer pricing and permanent establishment requirements in each relevant jurisdiction (including as among Hong Kong, Singapore and Malaysia); all related-party dealings have been conducted on arm’s-length terms and are appropriately documented.

(h)	Material contracts. The Major Customer Contract and each other material contract is in full force and effect; no Target Group company is or, with notice or lapse of time will be, in material default; no counterparty has given notice of termination or material variation; and, except as disclosed, no material contract contains a change-of-control provision triggered by the transactions contemplated hereby.

(i)	Compliance and licences. Each Target Group company holds all licences, permits and registrations material to its business (including all contractor licensing and project permits required in the jurisdictions where it performs works) and is in compliance with applicable laws in all material respects.

(j)	Litigation. No Target Group company is engaged in or threatened with any material litigation, arbitration or governmental investigation.

(k)	Employment and restrictive obligations. Details of the Key Persons and all material employment terms have been disclosed; no Key Person has given or received notice of termination; and all existing non-competition, non-solicitation, exclusivity or similar obligations binding on the Founder or any member of key management (including under the Shanghai Deheng Shareholders’ Agreement) have been fully disclosed in the Disclosure Schedule.

(l)	Assets and IP. Schedule 5 contains a true, accurate and complete list of the Core IP, including the identity of each Relevant Affiliate holding any item thereof; save for the Core IP registered in the names of the Relevant Affiliates (to be dealt with pursuant to Clause 8.6), the Target Group owns or has the right to use all assets and intellectual property necessary for its business as conducted; and upon completion of the IP Consolidation, (x) the Core Trade Marks will be legally and beneficially owned by the designated Target Group entities free from Encumbrances, and (y) the other Core IP will be licensed to the designated Target Group entities on the terms required by Clause 8.6(b), in each case with all registrations and recordals completed.

(m)	Anti-corruption and sanctions. Each Target Group company and its directors, officers and employees have complied with all applicable anti-bribery, anti-money-laundering and sanctions laws; no Target Group company or any of its owners or officers is a sanctioned person or located, organised or resident in a sanctioned jurisdiction.

(n)	Information. All information provided to the Buyer and its advisers in the due diligence process was, when provided, true, accurate and complete in all material respects, and no information has been withheld the omission of which would make such information misleading in any material respect.

13.3 The Warranties in Clauses 13.2(a) and (b) are the “Fundamental Warranties”. Each Warranty is separate and independent, and (save as expressly provided) is not limited by any other Warranty or by any investigation by or knowledge of the Buyer.

13.4 Founder. The Founder warrants that he has full capacity to enter into and perform this Agreement, and that the Warranties in Clauses 13.2(e), (f), (g), (k) and (l) are true and accurate to the best of his knowledge after due enquiry. Subject to Article 15, the Founder is jointly and severally liable with the Seller for the obligations and indemnities expressed in this Agreement to be borne by the Seller and the Founder.

ARTICLE 14 — BUYER WARRANTIES

14.1 The Buyer represents and warrants to the Seller, as at the date of this Agreement, as at Closing and as at each date on which Consideration Shares fall to be issued, that:

(a)	it is duly incorporated and validly existing under the laws of the British Virgin Islands, with full power and authority to enter into and perform this Agreement, which constitutes its legal, valid and binding obligations;

(b)	as at the date of this Agreement, its issued share capital is as disclosed in its filings with the U.S. Securities and Exchange Commission, and no shares of the Buyer are issued and outstanding other than as so disclosed;

(c)	the Consideration Shares, when issued in accordance with this Agreement, will be duly authorised, validly issued, fully paid and non-assessable, free from Encumbrances (other than as contemplated by this Agreement and applicable securities laws), and the Buyer has, and shall at all times maintain, sufficient authorised but unissued Class A Shares and all corporate power, authority, board approvals and (where required) shareholder approvals necessary to issue and register all Consideration Shares up to the Share Cap validly and free from any pre-emptive, subscription or similar right;

(d)	its Class A Shares are listed on the Nasdaq Stock Market, it is a foreign private issuer, and it is in compliance in all material respects with the Nasdaq continued listing requirements applicable to it;

(e)	its filings with the U.S. Securities and Exchange Commission, as of their respective dates, complied in all material respects with applicable requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein not misleading;

(f)	each of the Buyer and its subsidiaries is in compliance with applicable laws in all material respects;

(g)	none of the Buyer and its subsidiaries has any liabilities (actual or contingent, including debts, external guarantees or commitments, litigation or arbitration, administrative penalties, and labour, social insurance or housing fund underpayments) except as reflected or provided for in its filings with the U.S. Securities and Exchange Commission;

(h)	each of the Buyer and its subsidiaries has duly filed all Tax returns, paid all Tax due, made adequate provision for Tax not yet due, is not involved in any Tax dispute or audit, and has complied with all transfer pricing and permanent establishment requirements in each relevant jurisdiction where it operates; all related-party dealings have been conducted on arm’s-length terms and are appropriately documented;

(i)	each of the Buyer and its subsidiaries and its directors, officers and employees have complied with all applicable anti-bribery, anti-money-laundering and sanctions laws; none of the Buyer and its subsidiaries or any of its owners or officers is a sanctioned person or located, organised or resident in a sanctioned jurisdiction; and

(j)	all information provided to the Seller and its advisers during the course of negotiation and execution of this Agreement was, when provided, true, accurate and complete in all material respects, and no information has been withheld the omission of which would make such information misleading in any material respect.

14.2 Continued listing; ability to issue Consideration Shares. The Buyer undertakes to, and covenants with, the Seller that from Closing until the later of (i) the third (3rd) anniversary of the Closing Date and (ii) the Final Settlement Date:

(a)	it shall maintain the listing and quotation of the Class A Shares (including all Consideration Shares) on the Nasdaq Stock Market or, with the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed), on another internationally recognised securities exchange, and shall not take, or omit to take, any action which would reasonably be expected to result in the delisting, deregistration or suspension of the Class A Shares, nor voluntarily delist, deregister or take the Buyer private;

(b)	it shall comply in all material respects with the continued listing requirements of the Nasdaq Stock Market and with its reporting obligations under applicable U.S. securities laws, and shall promptly cure any deficiency notified to it by Nasdaq or the U.S. Securities and Exchange Commission;

(c)	it shall reserve and keep available at all times a sufficient number of authorised but unissued Class A Shares, and shall obtain and maintain all corporate authorisations, regulatory clearances, Nasdaq Listing of Additional Shares clearances, home country practice confirmations, transfer agent arrangements and other approvals, in each case necessary to enable all Consideration Shares up to the Share Cap to be validly issued, fully paid, non-assessable and registered in the name of the Seller in accordance with this Agreement, free from Encumbrances (other than as contemplated by this Agreement and applicable securities laws); and

(d)	it shall promptly notify the Seller of any event or circumstance which has resulted, or would reasonably be expected to result, in a breach of this Clause 14.2.

Any breach of this Clause 14.2 shall constitute a Breach Event for the purposes of Clause 4.5B.

ARTICLE 15 — INDEMNIFICATION; LIMITATIONS

15.1 Indemnities.

(a)	The Seller shall indemnify and hold harmless the Buyer and the Target Group against all losses arising out of or in connection with any breach of the Seller Warranties or of any covenant of the Seller, except to the extent such losses are caused by or attributable to any breach, delay, omission or failure of the Buyer or its Affiliates.

(b)	The Seller shall indemnify the Buyer and the Target Group against any Leakage.

(c)	The Seller and the Founder shall, jointly and severally, indemnify and hold harmless the Buyer, each Target Group company and their respective directors, officers and employees against all losses arising out of or in connection with: (i) the pre-Closing Tax and Restructuring liabilities described in Clause 8.8 (whether or not disclosed, and whenever assessed); (ii) any undisclosed pre-Closing liability of the kind described in Clause 13.2(f) that was not disclosed to the Buyer in writing, whether or not constituting a breach of Warranty; (iii) any ownership dispute or claim in respect of the Core IP as described in Clause 8.6; (iv) any existing restrictive obligation as described in Clause 8.7 (including under the Shanghai Deheng Shareholders’ Agreement); and (v) any liability, claim or matter described in Clause 8.8(c) — in each case including all reasonable attorneys’ fees and defence costs, except to the extent such losses are caused by or attributable to any breach, delay, omission or failure of the Buyer or its Affiliates.

(d)	Nothing in this Agreement limits liability for fraud, and Clause 15.3 shall not operate to cap any such liability.

15.2 Time limits; limitation period. No Party shall have any liability in respect of any claim under this Agreement unless written notice of the claim, stating in reasonable detail the nature of the claim and (so far as reasonably practicable) the amount claimed, is given: (a) in the case of the general Warranties, no later than eighteen (18) months after the Final Settlement Date; (b) in the case of the Fundamental Warranties and the specific indemnities in Clause 15.1(c) (other than in respect of Tax), no later than three (3) years after Closing; and (c) in the case of the Warranty in Clause 13.2(g) (Tax) and any Tax indemnity (including under Clauses 8.8(a) and 15.1(c)(i)), no later than three (3) months after the expiry of the applicable statutory limitation period for the assessment or recovery of the relevant Tax in the relevant jurisdiction and, in any event, no later than seven (7) years after Closing. Any claim duly notified shall (if not previously satisfied, settled or withdrawn) be deemed irrevocably withdrawn unless arbitration proceedings in respect of it are commenced within nine (9) months after the date of the notice, save that, in the case of a contingent liability, that period shall run from the date on which the contingent liability becomes an actual liability. Claims in respect of fraud are not subject to the time limits in this Clause 15.2.

15.3 Financial limits. The Seller and the Founder shall have no liability for a general Warranty claim unless (a) the individual claim exceeds US$100,000 and (b) the aggregate of all such claims exceeds US$1,000,000, in which case the whole amount may be claimed. The aggregate liability of the Seller and the Founder under or in connection with this Agreement (including under the Warranties, the indemnities and this Article 15, and whether in contract, tort or otherwise) shall not in any circumstances exceed one hundred per cent (100%) of the Aggregate Consideration actually received by the Seller (Consideration Shares being valued for this purpose at the Fixed Issue Price), provided that the cap in this Clause 15.3 shall not apply to, and there shall be no limit on, liability arising out of fraud, fraudulent misrepresentation or wilful concealment of material facts on the part of the Seller or the Founder. The de minimis and basket do not apply to claims under Clause 15.1(b) or (c).

15.4 Manner of recovery. Recovery shall be effected first by set-off against Deferred Consideration pursuant to Article 10; thereafter, liability may be satisfied, at the election of the Buyer, by surrender for cancellation of Consideration Shares (valued at the Fixed Issue Price) or in cash.

15.5 Standard limitations. The following limitations apply to any claim against the Seller or the Founder under this Agreement:

(a)	no liability shall arise in respect of any matter fairly disclosed in the Disclosure Schedule, or specifically provided, reserved or noted against in the audited accounts of the Target Group;

(b)	the Buyer shall not be entitled to recover more than once in respect of the same loss, whether under the Warranties, the indemnities, Article 9, Article 10 or otherwise (no double recovery);

(c)	the Buyer shall take, and shall procure that each Target Group company takes, reasonable steps to mitigate any loss;

(d)	no liability shall arise in respect of any contingent liability unless and until it becomes an actual liability which is due and payable;

(e)	any amount actually recovered from a third party or under any policy of insurance in respect of the same loss shall reduce the Seller’s liability or, if recovered after payment, shall be repaid to the Seller to the extent of that payment (less reasonable costs of recovery);

(f)	no liability shall arise to the extent that the loss arises from any voluntary act or omission of the Buyer or any Target Group company after Closing outside the ordinary course of business, or from any change after the date of this Agreement in any law, regulation, accounting policy or practice, or rate of Tax (or in the interpretation of any of them) having retrospective effect;

(g)	the Seller shall have no liability for any indirect or consequential loss, or for loss of profit, goodwill or reputation, except to the extent the same forms part of a liability actually incurred to, or a claim actually made by, a third party; and

(h)	the Buyer shall give the Seller written notice of, and (subject to the Seller indemnifying the Buyer and the Target Group against reasonable costs) shall permit the Seller to participate in the conduct of, any third-party claim which may give rise to a claim under this Agreement, and shall not admit, compromise or settle any such third-party claim without the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed).

Save in the case of fraud, the rights under this Article 15 and Articles 9 and 10 are the Buyer’s sole and exclusive remedies for Warranty claims. Nothing in this Agreement excludes or limits any liability which cannot lawfully be excluded or limited.

ARTICLE 16 — RESTRICTIVE COVENANTS

16.1 Each of the Seller and the Founder undertakes (for itself/himself and on behalf of its/his affiliates) not to:

(a)	for six (6) months after the later of (i) the date of termination or expiry of this Agreement and (ii) the date on which the relevant person ceases to be employed or engaged by the Target Group, engage or be interested in any business competing with the design, construction, installation, commissioning or EPC of data centres, within the Restricted Territory; and

(b)	for one (1) year after such date, solicit or entice away any employee, contractor, customer or supplier of the Target Group (other than counterparties located outside the Restricted Territory).

Each covenant is separate and severable, and the Parties consider them reasonable to protect the goodwill of the Target Group acquired hereunder.

ARTICLE 17 — RETENTION

17.1 The Founder shall enter into, and maintain in effect through 30 June 2029, an employment agreement with the Buyer or the Target Group in the agreed form (with duties consistent with his roles under Clause 11.3), and the Seller shall procure that each other Key Person (if any) does likewise with the Target Group.

ARTICLE 18 — TERMINATION

18.1 This Agreement may be terminated before Closing:

(a)	by mutual written consent;

(b)	by either Party if Closing has not occurred by the Long Stop Date (provided the terminating Party is not in material breach);

(c)	by the Buyer upon a Material Adverse Change or material breach by the Seller or the Founder incapable of cure; or

(d)	by the Seller upon material breach by the Buyer incapable of cure.

Termination is without prejudice to accrued rights. Articles 19–22 survive termination.

ARTICLE 19 — CONFIDENTIALITY AND ANNOUNCEMENTS

19.1 No Party shall disclose the contents of this Agreement or confidential information of another Party, save for disclosures: (a) to affiliates and advisers on a need-to-know basis; (b) required by law, court order or the rules of any securities exchange or regulator, including disclosures, filings and announcements by the Buyer under applicable U.S. securities laws and Nasdaq rules (including on Form 6-K and in its annual report); and (c) with the other Parties’ prior written consent. The Buyer shall, to the extent reasonably practicable, provide the Seller with advance notice of the content of material announcements.

ARTICLE 20 — NOTICES

20.1 Notices must be in writing in English and delivered by hand, courier or email to the addresses set out below (or as notified from time to time), and are deemed given: on delivery (hand/courier) or on transmission without bounce-back (email, if sent before 5 p.m. on a Business Day, otherwise the next Business Day).

Buyer: BUUU Group Limited, ir@buuugroup.com.

Seller: DeedTech Inc., [*]

Founder: Mr. Wang Bin, [*]

ARTICLE 21 — MISCELLANEOUS

21.1 Entire agreement: this Agreement (with the documents referred to herein) constitutes the entire agreement and supersedes all prior discussions (save that surviving binding provisions of the MOU terminate upon execution hereof in accordance with their terms). Variations must be in writing signed by the Parties. No assignment without the other Parties’ prior written consent. If any provision is invalid, the remainder is unaffected. This Agreement may be executed in counterparts, including electronically. Each Party bears its own costs, save that stamp duty and transfer taxes on the transfer of the Sale Shares shall be borne by the Seller. This Agreement is executed in the English language.

ARTICLE 22 — GOVERNING LAW AND ARBITRATION

22.1 This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Singapore.

22.2 Any dispute arising out of or in connection with this Agreement (including any question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The seat of the arbitration shall be Singapore; the tribunal shall consist of one arbitrator; and the language of the arbitration shall be English. This Clause does not prevent a Party from seeking interim or conservatory relief from any court of competent jurisdiction.

IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first written above.

SIGNED for and on behalf of
BUUU GROUP LIMITED

By:
Name:
Title:

SIGNED for and on behalf of
DEEDTECH INC.

By:
Name:
Title:

SIGNED by
MR. WANG BIN (the Founder)

Signature:
Date:

SCHEDULE 4 — FORM OF LOCK-UP UNDERTAKING

To: BUUU Group Limited (the “Buyer”). From: DeedTech Inc. (the “Seller”). Date: [●]

1. This undertaking is delivered pursuant to Clause 12.3 of the share purchase agreement dated [●] 2026 among the Buyer, the Seller and Mr. Wang Bin (the “SPA”). Capitalised terms used but not defined herein have the meanings given in the SPA.

2. In respect of the [●] Class A Shares issued to the Seller on [●] (the “Relevant Shares”), the Seller irrevocably undertakes that, during the applicable Lock-Up Period (for the Closing Issuance, the period until 31 October 2027 as extended (if applicable) by the performance-based release condition in Clause 12.3A of the SPA; for any other tranche, twelve (12) months from its date of issuance), it will not, directly or indirectly: (a) offer, sell, contract to sell, lend or otherwise transfer or dispose of any Relevant Shares or any interest therein; (b) enter into any swap or other arrangement transferring, in whole or in part, any of the economic consequences of ownership of any Relevant Shares; or (c) publicly announce any intention to do any of the foregoing.

3. Exceptions: (a) a transfer to a direct or indirect wholly-owned subsidiary of the Seller (with “wholly-owned” meaning 100% of the economic and voting interests, with no nominee, trust or minority holder of any kind) which first delivers to the Buyer an undertaking identical to this one and a joinder to the SPA as a “Seller” thereunder, jointly and severally liable with the transferor, in each case subject to the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed); (b) acceptance of a tender offer recommended by the board of directors of the Buyer, subject to the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed); (c) using any or all of the Relevant Shares as collateral for bona fide financing; and (d) any other transfer of Relevant Shares (including any transfer to a third party that is not an affiliate of the Seller), subject in each case to the prior written consent of the Buyer, which consent may be given, withheld, delayed or conditioned in the Buyer’s sole and absolute discretion. Any purported transfer in reliance on the foregoing that fails to comply with the conditions above (including the receipt of the requisite Buyer consent) shall be void ab initio.

4. The Seller consents to the application of stop-transfer instructions and restrictive legends to the Relevant Shares during the Lock-Up Period, and acknowledges that the Relevant Shares remain subject to the surrender, true-up and set-off provisions of the SPA.

5. This undertaking is governed by, and shall be construed and enforced in accordance with, the governing law and dispute resolution provisions of the SPA, which apply mutatis mutandis.

SIGNED for and on behalf of the Seller: ____________________________

Name/Title: ____________________

SCHEDULE 8 — FORM OF P-NOTE

NON-NEGOTIABLE, NON-TRANSFERABLE PROMISSORY NOTE

Initial Face Amount: US$200,000,000	Issue Date: [the Closing Date]

1. Promise to deliver shares. For value received, BUUU GROUP LIMITED (the “Issuer”) promises to deliver to DEEDTECH INC. (the “Holder”) Class A ordinary shares of the Issuer at the Fixed Issue Price of US$20.00 per share, in settlement of the Deferred Consideration under the Share Purchase Agreement dated [●] 2026 among the Issuer, the Holder and Mr. Wang Bin (the “Agreement”), at the times, in the amounts and subject to the conditions set out in the Agreement.

2. Face amount; automatic adjustment. The face amount of this Note shall adjust automatically, without endorsement, presentment or further action, so that it equals at all times the Attributable Consideration most recently determined under Article 3 of the Agreement (the Aggregate Consideration entitlement multiplied by the Transferred Percentage) less all consideration previously settled, provided that the face amount shall in no event be less than zero. Aggregate settlements under this Note shall not exceed the Maximum Consideration under the Agreement multiplied by the Transferred Percentage, less the Closing Issuance — the base portion corresponding to up to 10,000,000 Class A Shares (US$200,000,000 at the Fixed Issue Price), issuable only in annual earnout instalments —, and, together with the Closing Issuance, shall not exceed the Maximum Consideration under the Agreement multiplied by the Transferred Percentage (the Share Cap applying to the aggregate number of Class A Shares), excluding any additional Class A Shares issuable pursuant to Clause 4.5A(c). The face amount may decrease to zero. The face amount of this Note, the Fixed Issue Price and the number of Class A Shares deliverable hereunder shall be adjusted proportionately, automatically and without endorsement, upon any Adjustment Event (including any share split, reverse share split, subdivision, consolidation, bonus issue, stock dividend, reclassification or recapitalisation), in accordance with Clause 3.6 of the Agreement. Any excess of consideration previously settled over the Aggregate Consideration entitlement shall be dealt with exclusively in accordance with Clause 4.4 of the Agreement and shall not give rise to any payment obligation under this Note.

3. No interest; no cash. This Note bears no interest. This Note creates no obligation to pay any amount in cash in any circumstances (including on maturity or upon any acceleration under Clauses 4.5A to 4.5C of the Agreement); the sole obligation of the Issuer is the issuance of Class A Shares in accordance with the Agreement.

4. Settlement. Each settlement pursuant to Clause 4.2 or 4.3 of the Agreement reduces the face amount of this Note by the amount settled. Settlement is subject to the conditions in Clause 4.8 of the Agreement and to the true-up, surrender, clawback and set-off provisions of the Agreement (including Clauses 4.4, 9 and 10, pursuant to which the face amount may be reduced by way of set-off). Any shortfall remaining after the application of the surrender mechanism under Clause 4.4 shall be dealt with exclusively in accordance with Clause 4.4 and shall not constitute any payment obligation of the Holder under this Note. Every issuance under this Note is further subject to the Ownership Blocker and the queued-settlement mechanics in Clause 4.9 of the Agreement, and is paced by the collection-based issuance mechanics in Clause 4.2A of the Agreement.

5. Non-negotiable; non-transferable. This Note is not a negotiable instrument. This Note and any rights hereunder may not be sold, assigned, transferred, charged or otherwise disposed of or encumbered by the Holder; any purported transfer or encumbrance is void.

6. Maturity; Breach Events; acceleration. This Note matures, and all Deferred Consideration evidenced hereby shall be settled in full, on the earlier of the Final Settlement Date and 31 December 2029, in accordance with Clause 4.5A of the Agreement. Upon a Breach Event or a Liquidity Event, this Note shall accelerate and become immediately due in accordance with Clauses 4.5B and 4.5C of the Agreement, and shall in every case be settled solely by the issuance of Class A Shares at the Fixed Issue Price and not in cash. No default interest, penalty or premium applies, other than the uplift expressly provided for in Clause 4.5A(c) of the Agreement.

7. No shareholder rights. This Note confers on the Holder no rights as a shareholder of the Issuer (including any voting, dividend, distribution, information or pre-emptive rights) unless and until Class A Shares are actually issued. This Note is not convertible into, or exercisable or exchangeable for, Class B Shares or any security carrying more than one vote per share.

8. Securities law. This Note and the Class A Shares issuable on settlement hereof have not been, and will not at issuance be, registered under the U.S. Securities Act of 1933, and are issued in reliance on exemptions therefrom; the Class A Shares are subject to the lock-up and transfer restrictions in the Agreement (including, in respect of the Closing Issuance Shares, Clause 12.3A).

9. Agreement prevails; cancellation. This Note is issued under, is subject in all respects to, and shall be read together with the Agreement; in the event of any conflict, the Agreement prevails. Upon completion of the final settlement (and any surrender) under the Agreement, this Note shall be cancelled and returned to the Issuer.

10. Governing law; arbitration. This Note and any dispute or claim arising out of or in connection with it are governed by the laws of Singapore, and Clause 22.2 (arbitration; SIAC) of the Agreement applies mutatis mutandis.

BUUU GROUP LIMITED

By:
Name:
Title:	Director